As filed with the Securities and Exchange Commission on August 11, 2004

Registration No. 333-113193

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. ~~2~~4 TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	CYOP SYSTEMS INTERNATIONAL INCORPORATED	98-0222927
(State of Incorporation )	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

Suite 390	7373	Suite 390
1090 Homer Street	(Primary Standard Industrial Classification Code Number)	1090 Homer Street
Vancouver, British Columbia		Vancouver, British Columbia
V6B 2W9		V6B 2W9
Canada		Canada
(604) 685-0696		(604) 685-0696
(Address and telephone number of Principal Place of Business)		(Name, address and telephone number of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 (305) 539-3300 Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated August 11, 2004

CYOP SYSTEMS INTERNATIONAL INCORPORATED
137,812,500 Shares of Common Stock

This prospectus relates to the sale of up to 137,812,500 shares of CYOP’s common stock by certain persons who are, or will become, stockholders of CYOP. Please refer to “Selling Stockholders” beginning on page 12.  CYOP is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. CYOP will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by CYOP.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering.  On June 7, 2004, the last reported sale price of our common stock was $0.021 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CYOS.”  These prices will fluctuate based on the demand for the shares of common stock.

Cornell Capital Partners, L.P. is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement.  Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners, L.P. will purchase shares of CYOP common stock for 94% of the common stock’s market price.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 6.

With the exception of Cornell Capital Partners, L.P., which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August ___, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	3
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	11
SELLING STOCKHOLDERS	12
USE OF PROCEEDS	14
DILUTION	15
STANDBY EQUITY DISTRIBUTION AGREEMENT	16
PLAN OF DISTRIBUTION	18
MANAGEMENT’S DISCUSSION AND ANALYSIS	21
DESCRIPTION OF BUSINESS	27
MANAGEMENT	33
DESCRIPTION OF PROPERTY	36
LEGAL PROCEEDINGS	36
PRINCIPAL STOCKHOLDERS	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER
STOCKHOLDER MATTERS	40
DESCRIPTION OF SECURITIES	42
EXPERTS	43
LEGAL MATTERS	43
HOW TO GET MORE INFORMATION	43
PART II	II-1
EXHIBIT 5.1
5 .11
FINANCIAL STATEMENTS	F-1

Our audited financial statements for the fiscal year ended December 31, 2003, were contained in our Annual Report on Form 10-KSB.

i

PROSPECTUS SUMMARY

CYOP develops and distributes financial transaction platforms.  Its first branded platform is CrediPlay, which CYOP licenses to gaming communities and portals to offer additional revenue sources through pay-for-play tournaments of skill.  CYOP also markets its proprietary website, www.skillarcade.com.  SkillArcade.com is an online games destination where people play popular skill-based games against other players and compete in tournaments to win money prizes.  This website permits game developers and publishers to process transactions and collect fees each time a tournament or game is played.  CYOP earns a fee for processing these transactions.

CYOP has suffered recurring losses from operations and had an accumulated deficit of $2,355,677 as of December 31, 2003.  For the year ended December 31, 2003, CYOP had net losses of $764,405.  CYOP’s chartered accountants have added an explanatory note to their audit report raising substantial doubt about CYOP’s ability to continue as a going concern.  The ability of CYOP to continue as a going concern is dependent upon many factors, including CYOP’s ability to obtain financing to fund working capital requirements, the degree of competition, technology risks, government regulation (such as the legality of its gaming website) and general economic conditions.  Management’s plan, in this regard, is to raise equity financing as required and to keep abreast of technological and regulatory changes that may affect CYOP’s operations.

About Us

CYOP’s principal place of business is located at 1090 Homer Street, Suite 390, Vancouver, British Columbia  V6B 2W9.  Its telephone number is (604) 685-0696.

THE OFFERING

This offering relates to the sale of common stock by Cornell Capital Partners, L.P. and Newbridge Securities Corporation.  Cornell Capital Partners will acquire the shares being offered in this prospectus:  (i) upon conversion of outstanding debentures and (ii) pursuant to a Standby Equity Distribution Agreement.  The terms of these are summarized below:

Convertible Debentures.  We currently have $125,000 of outstanding convertible debentures that are convertible into shares of common stock at a price equal to equal to either (a) $0.036 per share or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date.  The convertible debentures are secured by all of CYOP’s assets.  In connection with the issuance of the convertible debentures, we paid the investor, Cornell Capital Partners, a commitment fee of $12,500 or 10% of the gross proceeds.  In addition, we paid $10,000 from the gross proceeds for legal fees incurred by Cornell Capital Partners in connection with the convertible debentures.  In this Offering, we are not registering shares of common stock to be issued in connection with accrued interest on the outstanding convertible debentures held by Cornell Capital Partners.  To the extent that Cornell Capital Partners elects to convert accrued interest into shares of common stock, we would need to register such shares after issuance.

Standby Equity Distribution Agreement.  Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $70,000 every 7 trading days. Cornell Capital Partners will pay us 94% of our common stock’s market price. We have paid Cornell Capital Partners a one-time commitment fee of $240,000, payable by the issuance of 7,500,000 shares of common stock. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement.

We have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000, payable by the issuance of 312,500 shares of our common stock.

Common Stock Offered	137,812,500 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering	150,998,160 shares
Use of Proceeds

We will not receive any proceeds from the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”
Over-the-Counter Bulletin Board Symbol	CYOS

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Three Months Ended March 31,
Consolidated Statements of Operations	2004	2003

Revenues, Net:	$ 11,590	$ 14,988
Cost of Sales	(13,115)	(41,422)

Gross Profit (Loss)	(1,525)	(26,434)
Sales and Marketing Expenses	(5,050)	(62,495)
General and Administrative Expenses	(455,064)	(81,703)

Operating (Loss)	(451,539)	(107,629)
Interest Income, Related Party	27,951	27,738
Gain on Disposal of Subsidiary	--	--
Write down of intangible assets	--	--
Net Income (Loss)	$ (426,426)	$ (142,891)

Earnings (Loss) Per Share – Basic and Diluted	$ (0.00)	$ (0.00)

	Years Ended December 31,
Consolidated Statements of Operations	2003	2002

Revenues, Net:	$ 46,133	$ 545,123
Cost of Sales	(87,226)	(209,518)

Gross Profit (Loss)	(41,093)	335,605
Sales and Marketing Expenses	(129,804)	(209,619)
General and Administrative Expenses	(704,460)	(567,445)

Operating (Loss)	(875,357)	(441,459)
Interest Income, Related Party	110,952	109,582
Gain on Disposal of Subsidiary	--	949,577
Write down of intangible assets	--	(13,719)
Net Income (Loss)	$ (764,405)	$ 603,981

Earnings (Loss) Per Share – Basic and Diluted	$ (0.005)	$ 0.004

	March 31,	March 31,
Consolidated Balance Sheets	2004	2003

Assets:
Cash and cash equivalents	$ 8,526	$ 9,057
Interest receivable	15,039	--
Prepaid expenses and deposits	--	2,500
Total current assets	23,565	11,557

Note receivable, related party	1,611,560	1,605,986
Equipment	68,316	73,502
Intangible assets	79,520	86,749

Total assets	$ 1,782,961	$ 1,777,794

Liabilities:
Demand loans, related party	$ 845,470	$ 779,129
Accounts payable and accrued liabilities	180,065	211,714
Player funds on deposit	40,817	49,067
Convertible debenture	115,437
Short-term loan	212,725	212,725
Total current liabilities	1,394,514	1,252,635

Deferred revenue	2,178,452	2,182,512

Total liabilities	3,572,966	3,435,147

Stockholders’ deficiency:
Common stock	3,020	2,860
Paid-In capital	989,079	695,464
Deficit accumulated	(2,782,104)	(2,355,677)
Total stockholders’ deficiency	(1,790,005)	(1,657,353)

Total liabilities and stockholders’ deficiency	$ 1,782,961	$ 1,777,794

	December 31,	December 31,
Consolidated Balance Sheets	2003	2002

Assets:
Cash and cash equivalents	$ 9,057	$ 4,253
Prepaid expenses and deposits	2,500	--
Total current assets	11,557	4,253

Note receivable, related party	1,605,986	1,585,034
Equipment	73,502	58,953
Intangible assets	86,749	115,665

Total assets	$ 1,777,794	$ 1,763,905

Liabilities:
Demand loans, related party	$ 779,129	$ 472,238
Accounts payable and accrued liabilities	211,714	147,480
Player funds on deposit	49,067	36,783
Short-term loan	212,725	212,725
Total current liabilities	1,252,635	879,226

Deferred revenue	2,182,512	2,198,552

Total liabilities	3,435,147	3,077,778

Stockholders’ deficiency:
Common stock	2,860	2,848
Paid-In capital	695,464	284,551
Deficit accumulated	(2,355,677)	(1,591,272)
Total stockholders’ deficiency	(1,657,353)	(1,303,873)

Total liabilities and stockholders’ deficiency	$ 1,777,794	$ 1,763,905

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

We Have Historically Lost Money and Losses May Continue In The Future

For the three months ended March 31, 2004, we lost $426,426.  For the year ended December 31, 2003, we lost $764,405. Our accumulated deficit was $2,782,104 and $2,355,677 at March 31, 2004 and December 31, 2003, respectively.  Future losses may occur.

We May Need To Raise Additional Capital and Debt Funding To Sustain Operations

To the extent that we cannot obtain cash in advance or dedicated financing for our products and generate sufficient profits on sales, we are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus unless we can become profitable, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

Since inception in 1999, we have relied on external financing to fund our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to related and third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our operating costs, current liabilities and anticipated future expansion.

We Have Been The Subject Of A Going Concern Opinion As Of December 31, 2003 and December 31, 2002 From Our Independent Auditors, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended December 31, 2003 and 2002, which states that our ability to continue as a going concern depends upon our ability to obtain financing to fund working capital requirements, the degree of competition, technology risks, government regulation and general economic conditions.  Our ability to obtain additional funding will determine our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Based on our current budget assessment, and excluding any acquisitions which may occur in 2004, we believe that we may need to obtain approximately $2.0 million in additional debt or equity capital from one or more sources to fund operations for the next 12 months.  These funds are expected to be obtained from the sale of securities, including the sale of stock under the Standby Equity Distribution Agreement.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On March 31, 2004 Were Not Sufficient To Satisfy Our Current Liabilities

We had a working capital deficit of $1,370,949 at March 31, 2004, which means that our current liabilities as of that date exceeded our current assets on March 31, 2004 by $1,370,949.  Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2004 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit or reach agreement with some of our creditors to convert debt to equity or curtail our operations.

Upon a Default On Our Outstanding Convertible Debentures, The Holders May Foreclose On Our Assets Which Have Been Pledged To The Holder As Security For the Convertible Debentures

Our Company granted to the holders of our Convertible Debentures a security interest in substantially all of our assets.  If our company were to default on the Convertible Debentures, then the holders of the Convertible Debentures have the ability to foreclose on the security interest.  In such event, our Company’s assets would be sold and the proceeds of such sale would be used to repay the amounts owed on the Convertible Debentures.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

*

With a price of less than $5.00 per share;

*

That are not traded on a “recognized” national exchange;

*

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

*

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

We Could Fail To Attract Or Retain Key Personnel

Our success largely depends on the efforts and abilities of key executives and consultants, including Mitch White, our Chairman and Chief Executive Officer, and Gordon Samson, our Chief Financial Officer.  The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either White or Samson.  We also have a number of key employees that manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition we need to attract additional high quality sales and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

Our Limited Operating History Makes It Difficult Or Impossible To Evaluate Our Performance And Make Predictions About Our Future

CYOP commenced its current operations in October 2000, when it acquired CYOP Systems Inc., Barbados.  CYOP will continue to encounter the types of risks, uncertainties and difficulties frequently encountered by companies that pursue both organic as well as growth through acquisitions, including the ability to control overhead costs and professional expenses, and to maintain adequate liquid resources as sales revenues increase. Many of these risks and uncertainties are described in more detail elsewhere in this “Risk Factors” section. If CYOP’s management does not successfully address these risks, then its future business prospects will be significantly impeded and a process of reversing investment in certain areas may have to be undertaken.

If We Fail To Keep Pace With Rapid Technological Change And Evolving Industry Standards, Our Products Could Become Less Competitive Or Obsolete

The market for multi-media transactional technology solutions and services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to source distribution agreements for saleable products or modify or improve our own products in response to changes in technology or industry standards, our product offerings could rapidly become less competitive or obsolete. A portion of our future success will depend, in part, on our ability to:

•

enhance and adapt current software products and develop new products that meet changing customer needs;

•

adjust the prices of software applications to increase customer demand;

•

successfully advertise and market our products; and

•

influence and respond to emerging industry standards and other technological changes.

We need to respond to changing technology and industry standards in a reasonably timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product lineup on a timely basis. Our pursuit of necessary technology may require time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that give us a profit margin with which to actively pursue reselling these products. Finally, we may not succeed in adapting various products to new technologies as they emerge.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 150,998,160 shares of common stock shown as outstanding as of March 31, 2004, 44,990,000 shares are, or will be, freely tradable without restriction, unless held by our “affiliates.” The remaining 106,008,160 shares of common stock which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, at March 31, 2004, at an assumed offering price of $0.03 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.0262 per share. Dilution per share at prices of $0.0225, $0.0150 and $0.0075 per share would be $0.0215, $0.0169 and $0.0123, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Cornell Capital Partners Under The Line Of Credit Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 6% discount to  our common stock’s market price. These discounted sales could cause the price of our common stock to decline.

In addition, Cornell Capital Partners holds debentures convertible into CYOP’s Common Stock at a price equal to equal to either (a) $0.036 or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  There is essentially no limit on the number of shares that Cornell Capital Partners may acquire upon conversion of these debentures because Cornell Capital Partners will be entitled to a greater number of shares as the stock price falls.  For example, if the conversion price of the common stock were $0.024, $0.018, $0.012 or $0.006 per share, then Cornell Capital Partners would be entitled to 5,208,333, 6,944,444, 10,416,666 or 20,833,333 shares of common stock, respectively.  These discounted sales could also cause the price of our common stock to decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up to 137,812,500 shares of common stock may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of CYOP and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if CYOP has not performed in such a manner to show that the equity funds raised will be used to grow CYOP. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement CYOP may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if CYOP uses the proceeds from the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to CYOP the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause other stockholders to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict if the circumstances whereby a short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to CYOP.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

We are to a great extent dependent on external financing to fund our operations. Our financing needs may be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $70,000 every 7 trading days.

The Conversion Of Our Outstanding Debentures Will Cause Dilution To Our Existing Shareholders And The Market Price Of Our Common Stock Could Decline

The issuance of shares upon the conversion of the outstanding debentures will have a dilutive impact on our stockholders.  We currently have $125,000 of outstanding convertible debentures that are convertible into shares of common stock at a price equal to equal to either (a) $0.036 or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  If such conversion had taken place at $0.024 (i.e., 80% of the recent price of $0.03), then the holders of the convertible debentures would have received 5,208,333 shares of common stock.  As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.  A description of each selling shareholder’s relationship to CYOP and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the Standby Equity Distribution Agreement	Percentage of Outstanding Shares to Be Acquired under the Standby Equity Distribution Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering(1)
Shares Acquired in Financing Transactions with CYOP, Inc.
Cornell Capital Partners, L.P.	12,708,333(2)	8.14%	100,000,000(2)	39.8%	137,500,000	0.0%
Newbridge Securities Corporation	312,500	*	--	*	312,500	0.0%
Total	13,020,833		100,000,000		137,812,500	0.0%

______________

*

Less than 1%.

(1)

Applicable percentage of ownership is based on 150,998,160 shares of common stock outstanding as of June 11, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of June 11, 2004.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 11, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The 12,708,333 shares of common stock represent 7,500,000 shares issued as a commitment fee under the Standby Equity Distribution Agreement and 5,208,333 shares that represent the approximate number of shares underlying convertible debentures held by Cornell Capital Partners at an assumed price of $0.024 per share.  Because the conversion price will fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower.  We are registering a total of 30,000,000 shares to cover such conversions.

The following information contains a description of the selling shareholder’s relationship to CYOP and how the selling shareholder acquired the shares to be sold in this offering.  The selling stockholder has not held a position or office, or had any other material relationship, with CYOP, except as follows:

Shares Acquired In Financing Transaction With CYOP

•

Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement and the holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with CYOP Technology. That transaction is explained below:

Standby Equity Distribution Agreement. In January 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay CYOP 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 4% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of $240,000, payable by the issuance of 7,500,000 shares of common stock.  We are registering 107,500,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement.

Convertible Debentures.  The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) $0.036 per share (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  At maturity, CYOP has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i)  $0.036 per share or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date.  The convertible debentures are secured by all of CYOP’s assets.  In the event the debentures are redeemed, then CYOP will issue to Cornell a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of $0.036 per share.  In connection with the issuance of the convertible debentures, we paid the investor, Cornell Capital Partners, a commitment fee of $12,500 or 10% of the gross proceeds.  CYOP also agreed to reimburse Cornell Capital Partners for its legal fee of $10,000 incurred in connection with the issuance of the debentures.  Cornell Capital Partners purchased the convertible debentures from CYOP in a private placement in January 2004.  CYOP is registering in this offering 30,000,000 shares of common stock underlying the convertible debentures.

There Are Certain Risks Related To Sales By Cornell Capital Partners

There are certain risks related to sales by Cornell Capital Partners, including:

•

The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•

To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

•

The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

•

Newbridge Securities Corporation.  Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement.  Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation.  We paid Newbridge Securities Corporation a fee of $10,000 for such advice, payable by the issuance of 312,500 shares of common stock.  CYOP is registering these shares in this offering.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. CYOP will pay Cornell Capital 4% of each advance as an additional fee.

CYOP is registering 100,000,000 shares of common stock for issuance under the Standby Equity Distribution Agreement. At a recent price of $0.03 per share, CYOP would receive gross proceeds of $3.0 million.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $50,000 plus 4% retainage payable to Cornell Capital Partners.

USE OF PROCEEDS:

Gross Proceeds	$ 3,000,000	$ 5,000,000
Net Proceeds	2,880,000	4,800,000

Working Capital	1,000,000	1,500,000
Marketing	1,880,000	3,300,000

Total	$ 2,880,000	$ 4,800,000

DILUTION

The net tangible book value of our Company as of March 31, 2004 was $(1,869,525) or $(0.0124) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.03 per share which is in the range of the recent share price.

If we assume that our Company had issued 100,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.03 per share (i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement), less retention fees of $120,000 and offering expenses of $50,000, our net tangible book value as of March 31, 2004 would have been $0.0038 per share. Note that at an offering price of $0.03 per share, CYOP would receive gross proceeds of $3.0 million or $2.0 million than is available under the Standby Equity Distribution Agreement.  Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0162 per share and an immediate dilution to new stockholders of $0.0262 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.0300
Net tangible book value per share before this offering	$(0.0124)
Increase attributable to new investors	$0.0162
Net tangible book value per share after this offering		$0.0038
Dilution per share to new stockholders		$0.0262

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED (1)	DILUTION PER SHARE TO NEW INVESTORS
$0.0300	100,000,000	$0.0262
$0.0225	100,000,000	$0.0215
$0.0150	100,000,000	$0.0169
$0.0075	100,000,000	$0.0123

(1)

This represents the maximum number of shares of common stock that will be registered under the Standby Equity Distribution Agreement.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary. In February 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 4% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of $10,000, payable by the issuance of 312,500 shares of our common stock.  CYOP is registering an additional 100,000,000 shares of common stock for the Standby Equity Distribution Agreement pursuant to this registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 7 trading days. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

The amount of each advance is limited to a maximum draw down of $70,000 every 7 trading days. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may request advances unless the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.03 per share, we would issue 100,000,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $3.0 million. These shares would represent 39.8% of our outstanding common stock upon issuance. We are registering 100,000,000 shares of common stock for the sale under the Standby Equity Distribution Agreement. CYOP’s stock price would have to rise substantially for us to have access to the full amount available under the Standby Equity Distribution Agreement. These shares would represent 39.8% of our outstanding common stock upon issuance. Accordingly, CYOP would need to register additional shares of common stock in order to fully utilize the $5.0 million available under the Standby Equity Distribution Agreement at the current price of $0.03 per share. At a recent price of $0.03 per share, CYOP would be required to issue 166,666,667 shares of common stock in order to fully utilize the $5.0 million available.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

We expect to incur expenses of approximately $50,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a one-time commitment fee of $240,000, payable by the issuance of 7,500,000 shares of common stock.  In addition, we issued 312,500 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately-negotiated transactions;

  short sales;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  through the writing of options on the shares;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed an “underwriter” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholders has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Indemnification.  We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities.  The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CYOP pursuant to the foregoing, or otherwise, CYOP has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Statutory Underwriter.  Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 4% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee of 7,500,000 shares of our common stock.  The 2% discount, the 4% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 312,500 shares of our common stock.

In this Offering, we are not registering shares of common stock to be issued in connection with accrued interest on the outstanding convertible debentures held by Cornell Capital Partners.  To the extent that Cornell Capital Partners elects to convert accrued interest into shares of common stock, we would need to register such shares after issuance.

Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Blue Sky Laws.  Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Costs of Registration.  We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000.  The offering expenses consist of: a SEC registration fee of $524, printing expenses of $2,500, accounting fees of $10,000, legal fees of $35,000 and miscellaneous expenses of $1,976. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

Regulation M.  The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following information should be read in conjunction with the consolidated financial statements of CYOP and the notes thereto appearing elsewhere in this filing. Statements in this Management’s Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements.” For an overview of CYOP please see the section entitled Description of the Business which follows this section.

Overview

We have been primarily focused on developing our product for market launch.  Management has financed most of our operations to date.  Except for funds raised through the sale of the common stock under the Standby Equity Distribution Agreement, management is expected to continue to fund our operations through shareholders loans for the next 12 months.  However, management is not under any contractual obligation to provide continued funding.  We will spend approximately $500,000 in the next 12 months to maintain current operations at our current expenditure rate; not including any marketing initiatives or expansion plans. Additional funds in the amount of $1.5 million will be required for a complete launch of the CrediPlay system including a full marketing budget.  Executive and key personnel have executed management contracts, however fees and salaries have been deferred and have not been accrued by CYOP.  To ensure retention of executive and key personnel, CYOP intends to pay fees and salaries or accruing them as necessary for 2004.

We anticipate contracting human resources as required during the next 12 months.  We do not expect to acquire any material physical assets or significant equipment in the next 12 months.  We will not be performing any significant research and development in the next 12 months as our pay for play software is complete and tested.

We launched our first pay-for-play online video game, Urban Mercenary in February 2001.  In March 2001, CYOP secured the Canadian Imperial Bank of Commerce as CYOP’s merchant account processor.

In September 2002, we launched a suite of free and “pay for play” games including card, strategy, arcade, sports and multiplayer games, terminating our licensing contract with Bingo.com.  The Bingo.com contract called for our company to provide front end game development and site management.  It was also a licensing agreement under which Bingo.com used our pay for play transaction software.  Bingo.com has approximately 700,000 members playing bingo online.  Bingo.com has devised a new format for bingo which is a skill based game and not a game of chance.  The Bingo.com site began using CYOP’s pay for play transaction software in October 2001.

In order for our Company to expand its operations and realize profits from pay for play online video gaming a number of additional steps must be taken.  We must continue to maintain and upgrade our software programs and our website.  This is an ongoing month-to-month responsibility. Funds for this ongoing software maintenance have been budgeted, which are being loaned to our Company by management.  In the future, we anticipate that the funds required for ongoing software maintenance will come from revenue from licensing fees or system maintenance fees from pay for play video gaming.  Secondly, to increase our Company’s exposure and attract players to our website we will be required to complete a full marketing launch of the CrediPlay system.  We anticipate that this marketing launch will cost approximately $1.5 million.  Until we complete a marketing launch we cannot expect large volumes of players for our online pay for play video game.  Revenues will be derived from licensing fees from third parties.

Going Concern

CYOP has suffered recurring losses from operations and had an accumulated deficit of $2,355,677 as of December 31, 2003.  For the year ended December 31, 2003, CYOP had a net loss of $764,405.  CYOP’s chartered accountants have added an explanatory note to their audit report raising substantial doubt about CYOP’s ability to continue as a going concern.  The ability of CYOP to continue as a going concern is dependent upon many factors, including CYOP’s ability to obtain financing to fund working capital requirements, the degree of competition, technology risks, government regulation (such as the legality of its gaming website) and general economic conditions.  Management’s plan, in this regard, is to raise equity financing as required and to keep abreast of technological and regulatory changes that may affect CYOP’s operations.

Results Of Operations

Results Of Operations For The Quarter Ended March 31, 2004 As Compared To The Quarter Ended March 31, 2004

Revenue.  For the quarter ended March 31, 2004, CYOP generated revenue of $11,590, from operations. The same period ending March 31, 2003 generated revenues of $14,988. Current revenues are now from a wide variety of affiliates and CYOP’s proprietary URL.

Sales and Marketing Expenses.  Sales and marketing expenses for the period ended March 31, 2004 were zero as CYOP focused efforts on closing a financing. A credit of $5,050 is a reflection of closed member accounts of granted promotional dollars. The same period ended March 31, 2003 had an expenditure of $62,495 with various third parties marketing companies. These sales and marketing expenses included principally costs for marketing, co-brand advertising and keyword buys for our site and participation in trade shows.

We expect to continue to incur sales and marketing expenses to further our efforts to increase traffic to our Web portal and develop licensee opportunities with gaming portals. These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase traffic to licensees and improve revenue. There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

General and Administrative expenses.  General and administrative expenses consist primarily of contract personnel costs, legal and audit professional fees, insurance and other general corporate and office expenses, including $262,500 in corporate finance fees in connection with CYOP’s financing. General and administrative expenses increased to $455,064 as a result for the period ended March 31, 2004 from $81,700 for the same period ended March 31, 2004. This is an increase of $373,364 primarily due to costs of the equity financing with Cornell Capital LLP.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that CYOP will be able to generate sufficient revenue to cover these expenses. CYOP will be relying on the equity financing to support the business.

Year Ended December 31, 2003

Revenue.  Revenue decreased to $46,133 for the year ended December 31, 2003 from $545,123 for the year ended December 31, 2002.  This decrease of $498,990 was the result of the loss of our single customer, Bingo.com, in September 2002.  At that time, CYOP business had evolved to developing its own suite of games that would compete with the same pay-for-play customer as sought by Bingo.com.

Cost of Revenue.  CYOP recorded cost of revenue of  $87,226, or 189.1% of revenue, during the year ended December 31, 2003 and $209,518, or 38.4% of revenue, during the year ended December 31, 2002.  This increase in cost of revenue as a percentage of revenue was the result of licensing fees paid to Shocko Media in September 2002 for games and a reduction in revenue in 2003.  Cost of revenue primarily includes licensing fees and direct labor.

Sales and Marketing Expenses.  Sales and marketing expenses decreased to $129,804 for the year ended December 31, 2003 from $209,619 for the year ended December 31, 2002, a decrease of $79,815.  This decrease was primarily the result of less sales and marketing expenses due to CYOP’s cash constraints.

We expect to continue to incur sales and marketing expenses to further our efforts to increase traffic to our Web portal and develop licensee opportunities with gaming portals. These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase traffic to licensees and improve revenue. There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

General and Administrative Expenses.  General and administrative expenses increased to $704,406 for the year ended December 31, 2003 from $567,445 for the year ended December 31, 2002.  This increase of $136,961 was primarily due to the non-cash compensation of $300,000 payable to CYOP’s officers, which amount was subsequently forgiven by management.  Excluding the non-cash management compensation, general and administrative expenses decreased by $163,039, consisting primarily of decreases in bad debt expense of $80,589, office expenses of $38,799 and rent of $29,582.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that CYOP will be able to generate sufficient revenue to cover these expenses. CYOP will be relying on the equity financing to support the business.

Interest Expense.  Imputed interest expense increased to $74,925 in 2003 from $30,721 in 2002 from demand loans from related parties. Bank charges and interest decreased to $24,379 in 2003 from $31,068 in 2002.

Loss Per Share and Net Loss.  CYOP ended the year with a net loss of $764,405 in 2003, compared to a net profit of $603,981 in 2002 as a result of the gain booked on the sale of a subsidiary of $949,577. The net loss position for 2003 includes a non-cash expense of $300,000 in forgiven management fees and reflects a (-$0.005) per share loss compared to the 2002 net profit position and the gain of $0.004 per share.

Liquidity And Capital Resources

CYOP does not yet have an adequate source of reliable, long-term revenue to fund operations. As a result, CYOP is reliant on outside sources of capital funding. There can be no assurances that CYOP will in the future achieve a consistent and reliable revenue stream adequate to support continued operations.

CYOP had cash and cash equivalents of $8,526 at March 31, 2004 and a working capital deficit of $(1,370,949) with the deficiency arising primarily from $845,470 in loans from directors, compared to a working capital deficit of  ($988,392) at March 31, 2003 to satisfy requirements for operations for the same period ending March 31, 2003. This reflects the continued commitment by management with an increase of advancing shareholder loans to cover the cost of operations.

During the period ended March 31, 2004, CYOP used cash of $191,871 in operating activities compared to using $148,579 in the prior period ended March 31, 2003. This is a reflection two things; significant legal expenses and corporate finance fees incurred in connection with the equity financing being undertaken and limited operations as CYOP focused its efforts in locating and acquiring a funding source to capitalize CYOP.

Net cash provided by financing activities was $191,340 for the period originating from further advances made by directors of CYOP and a $125,000 convertible debenture provided by Cornell Capital LLP., which compares to $147,878 in net cash provided to CYOP for the same period in 2003.

Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of our new games and the possible partnerships and/or acquisition of complementary businesses, products and technologies. We do not have sufficient cash and cash equivalents on hand to conduct our operations through the second quarter of 2004, and are substantially dependent on the equity financing and interim funding from our Chairman and CEO to continue operations.

Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of our new games and the possible acquisition of complementary businesses, products and technologies. We do not have sufficient cash and cash equivalents on hand to conduct our operations through the first quarter of 2004, and are substantially dependent on the equity financing and interim funding from our Chairman and CEO to continue operations.

The auditors’ report on CYOP’s December 31, 2003 consolidated financial statements contains an explanatory paragraph that states that CYOP has suffered losses and negative cash flows from operations that raise substantial doubt about CYOP’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of March 31, 2004, there were no material commitments for capital expenditures.

Capital Resources

Pursuant to the Standby Equity Distribution Agreement, CYOP may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund its working capital needs. The periodic sale of shares is known as an advance. CYOP may request an advance every 7 trading days. A closing will be held 6 trading days after such written notice at which time CYOP will deliver shares of common stock and Cornell Capital Partners will pay the advance amount, less the 4% retention. CYOP may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, CYOP may continue to request advances until Cornell Capital Partners has advanced $5.0 million or two years after the effective date of the registration statement, whichever occurs first. The amount of each advance is subject to an aggregate maximum advance amount of $70,000 every 7 trading days.  The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock.

CYOP registered 137,500,000 shares of common stock in connection with the Standby Equity Distribution Agreement and upon conversion of the debentures. CYOP cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and CYOP has not determined the total amount of advances CYOP intends to draw.

Nonetheless, if CYOP issued all 100,000,000 shares of common stock at a recent price of $0.03 per share, then CYOP would receive gross proceeds of $3.0 million under the Standby Equity Distribution Agreement. This is $2.0 million less than is available under the Standby Equity Distribution Agreement. CYOP’s stock price would have to rise substantially for us to have access to the full amount available under the Standby Equity Distribution Agreement. These shares would represent 39.8% of our outstanding common stock upon issuance. Accordingly, CYOP would need to register additional shares of common stock in order to fully utilize the $5.0 million available under the Standby Equity Distribution Agreement at the current price of $0.03 per share. At a recent price of $0.03 per share, CYOP would be required to issue 166,666,667 shares of common stock in order to fully utilize the $5.0 million available.

In January 2004, CYOP raised $125,000 of gross proceeds from the issuance of convertible debentures.  Cornell Capital Partners purchased these debentures.  These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date.  The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) $0.036 per share (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  At maturity, CYOP has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.036 per share or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.  The convertible debentures are secured by all of CYOP’s assets.  CYOP has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed.  Upon such redemption, CYOP will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that are redeemed.  In connection with the issuance of the convertible debentures, we paid the investor, Cornell Capital Partners, a commitment fee of $12,500 or 10% of the gross proceeds.  CYOP also agreed to reimburse Cornell Capital Partners for its legal fee of $10,000 incurred in connection with the issuance of the debentures.

Consolidated Statement Of Cash Flows

For the year ended March 31, 2004, CYOP had a net decrease in cash and cash equivalents of $531.  Of that total, CYOP used cash in operating activities of $191,871 and generated cash from financing activities of $191,340.  Cash used in operating activities consisted primarily of a net loss of $426,426, which were partially offset by non-cash expenses of amortization and depreciation of $12,415, imputed interest of $24,439 and shares issued for services of $258,490.  Cash from financing activities consisted of an increase in due from a director of $66,340 and the proceeds from a convertible debenture of $125,000.

Critical Accounting Policies

CYOP’s consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, CYOP views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on CYOP’s consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Our critical accounting policies are as follows: revenue recognition, determining functional currency for the purpose of consolidation; and valuation of long-lived assets.

Revenue Recognition.  CYOP derives revenue from online internet transaction platform maintenance. Revenues are recognized when players complete an on-line game. CYOP has no significant performance requirements, and, there are no material uncertainties regarding customer acceptance and collection of the network maintenance fee is deemed probable.

Foreign Currency Translations.  CYOP and CYOP Barbados maintain their accounting records in their functional currency.  Foreign currency transactions are translated into their functional currency in the following manner.  At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

Long-Lived Assets Impairment.  Effective January 1, 2002, certain long-term assets of CYOP are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  If impairment is deemed to exist, the assets will be written down to fair value.  Prior to January 1, 2002, CYOP evaluated long-term assets of CYOP in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.  The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements.

Stock-Based Compensation.  CYOP has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-based Compensation” and SFAS No. 148 “Accounting for Stock-based Compensation – Transition and Disclosure”, an amendment to SFAS No. 123.  SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation.  CYOP accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities – An Interpretation of Accounting Research Bulletin (ARB) No. 51.  This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest.  The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary.  The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003.  CYOP has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties.  The review has not resulted in a determination that CYOP would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of CYOP.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003. CYOP does not expect the implementation of SFAS No. 149 to have an impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. CYOP does not expect the implementation of SFAS No. 150 to have a material impact on its consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, “Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) did not impact our consolidated financial position or results of operations.

In a December 11, 2003 speech at the American Institute of Certified Public Accountants and Securities and Exchange Commission (“SEC”) expressed the opinion that rate-lock commitments represent written put options, and therefore be valued as a liability.  The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after March 15, 2004.  Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC’s position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. CYOP has not yet determined the impact on the consolidated financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004. CYOP is currently analyzing the impact of the SEC’s position and will, if required, account for its loan origination commitments as prescribed.

DESCRIPTION OF BUSINESS

CYOP Systems develops and distributes financial transaction platforms.  Its first branded platform is CrediPlay.  CYOP licenses the software to gaming communities and portals to offer additional revenue sources through pay-for-play tournaments of skill and markets CYOP’s proprietary site www.skillarcade.com.  A player’s fee is charged every time a tournament or game is played.  This fee is disbursed to the game developer or publisher who owns the game being played, the server operator (portal) who runs the tournament and CYOP, the transaction processor. CYOP has 250 affiliate portals and has processed approximately 2.3 million transactions to date.

CYOP is defining the third phase of the Internet Revolution by developing high-demand content for consumers and businesses alike.  CrediPlay is an online financial transaction network supporting a community of online gamers who compete in skill games to win each other’s money. CrediPlay allows gamers to play a game for a one-time fee, or pay-to-play in cash tournaments. One hundred percent automated, it registers players in tournaments, runs the tournaments and pays the winners instantly.  The basic model for business is based on charging a Network Maintenance Fee (NMF) for each game played over the Internet, including Puzzle, Trivia, Action Games, Strategy, Driving/Racing and Adventure/Role Play games.  The player opens an account on-line using any number of merchant processors, including Paypal and Visa, so that he or she may register with, and gain access to any pay-for-play tournament of skill.  After registering, the individual player may then enter into a tournament pool, out of which the winner(s) are paid from 100% of the entry fees.  By structuring the software in this way, CrediPlay has differentiated itself from the I-gambling industry, as its software is neither based on chance nor accepts third party betting and therefore is in compliance with the existing laws of most Internet rich jurisdictions in the United States and Canada.

We believe that collecting and processing fees through financial institutions and disbursing funds through a revenue sharing model to vertical channel partners in this manner creates market opportunity through revenue sharing and reducing upfront investment costs in a vertically integrated marketing channel.

CYOP also owns and operates a proprietary gaming community, www.skillarcade.com, which was launched in the beginning of September 2002.  SkillArcade.com is an online games destination where people play popular skill-based games against other players and compete in tournaments to win real money prizes. The ultimate goal is to be recognized as the number one pay-for-play Gaming site on the Internet, which we believe will:

  Establish Brand Recognition in targeted audience areas

  Direct and generate traffic to the site

  Build a database of players

  Convert traffic into Accounts.

  Build a positive reputation in the gaming market

  Retain Clients and Establish Loyal client base

  Drive Corporate revenues

Network Maintenance Fees – The Source Of Revenue

Gamers wishing to compete in tournaments of skill for money are charged a network maintenance fee (“NMF”) each time they access a “pay-for-play” tournament.  Using CrediPlay, the network maintenance fee is split between CYOP, game developers and game server operators.  Tournaments may only last ten minutes.

Network Maintenance Fees are negotiated and preset among the members of the supply chain.  Game developers, publishers, server operators and CYOP agree on fees and percentages of fees in advance, which are separate from the Tournament Entrance Fee.  The Network Maintenance Fee does not change in proportion to the tournament prize money.

This business model is predicated on licensing the software to online communities, wireless networks and portals with high traffic bases.  Games are either built in-house or licensed from developers and publishers.   A player’s fee is charged every time a tournament is played.  This fee is disbursed to the game developer or publisher who owns the game being played, the server operator (portal) who runs the tournament and CYOP, the transaction processor.  CYOP also licenses gaming software on a straight annual fee basis, and does not pay a percentage to these types of game developers.

Pay-For-Play Tournaments Of Skill

A tournament of skill is where competitors play a series of skill games where eventually one person or team is the victor. A pay-for-play tournament is where competitors pay fees to enter the tournament and a prize is awarded to the victor.

CrediPlay allows online gaming server operators to organize and run pay-for-play tournaments of skill.  Competitors pay a Tournament Entrance Fee.  It creates a prize pool, which is disbursed to the winners.  A Network Maintenance Fee is paid by the competitors to cover the costs of tournaments, much like a green’s fee for a golf tournament.  The Network Maintenance Fee is portioned to the server operators, the game developer / publisher and CYOP.  The Network Maintenance Fee is how vertical channel members generate revenue.

Pay-for-play tournaments of skill are an incentive-based product.  Online gamers pay fees and participate for the competitive spirit and the goal of winning prize money.  It is a highly motivating marketing strategy for online communities and portals.  It introduces a new revenue model for the online gaming industry.

Tournaments generally run no longer than five minutes and involve five people on average.  Thousands of tournaments can be played per day depending on the number of users on the system.  The systems have been load balanced to allow for 1000 tournaments per second on a single server with each tournament having approximately 5 contestants.

Network Maintenance Fees collected through the play of tournaments are divided among the game developer/publisher who owns the game played, the server operator (portal) who runs the tournament, and CYOP.  The game developer/publisher receives a percentage (where the game has not been developed by CYOP), the server operator receives a percentage and CYOP receives the remaining percentage.  At the end of each month respective payments are made.

If a gamer wishes to withdraw the funds, he or she posts a withdraw notice and a check is sent to the gamers’ listed address or the merchant processor (Paypal or Visa account) is credited back.

The advantages to the CREDIPLAY credit system are:

  Gamers prepay to open and use accounts in advance of purchases.

  Using a CrediPlay account reduces the cost of merchant transactions on credit cards.

  CYOP can track fraudulent transactions through transaction reports and easily debit and credit gaming credits to the appropriate accounts.

A pay-for-play tournament of skill is not gambling.  CrediPlay’s software is based on the individual player’s skill and knowledge, while most games of chance on the Internet are based on algorithms.  Several sets of criteria are introduced that make Skill-Bingo, for example, a competitive game played in tournaments or head to head, where skill, knowledge or a combination of both determines the winning outcome. The following are used to allow for competition between players:

  Hand-eye coordination

  Reaction time

  Dexterity

  Spatial memory

  Long-term memory

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  Pattern recognition

  Organizational skills

  Strategic planning

  Game play knowledge, general knowledge and intelligence

Legality

To ensure that CYOP is running games of skill and not gambling, determinations have been made by gaming experts and legal counsel to insure that games and software meet regulatory requirements.

Games of skill are not ‘wagering’ against the house for a prize.  For example, we believe that our model more closely resembles four buddies playing golf. One pays a green fee to play on the course.  One then decides to play skins for money. The golf course takes no part in that, and is therefore in compliance with most legal jurisdictions with respect to the legality of ‘Skill Based Gaming’.

We are unaware of any existing or probable government regulations, which would have an adverse affect on the implementation of our current business plan.  We are relying on American and Canadian legal opinions to ensure that our business falls within current government regulations in those jurisdictions.

CYOP does not profit from the size of a player’s wager on his or her own skills. In fact, players don’t ‘wager’ at all, they simply decide how much of a tournament entry into the pool they are willing to pay. CYOP also does not profit from the size of the cash prize pool, nor does it profit if one player wins over another specific player.

Even adhering to such a rigorous process doesn’t guarantee that every government everywhere will view pay-for-play tournaments as legal. The reality is that different governments have different ways of classifying games of skill and chance. For example, backgammon is a game of skill in the UK, but a game of chance in the USA. All of the information CYOP has gathered regarding a game enables CYOP to work with these various governments and comply with their laws. If a government or jurisdiction informs CYOP that their laws do not allow CYOP to run particular game tournaments, CYOP has the capability to not allow competitors in that specific jurisdiction to play tournament games.  Finally, the Terms and Conditions clearly state that members may not use any of CYOP’s sites or services if these violate the laws, statutes, ordinances, or regulations of that person’s geographic location.

Our network is organized to generate three core revenue streams: membership fees, pay-for-play network maintenance fees, and credit card processing fees.  The CrediPlay network is operational.  To date, a minimal amount of money has been spent marketing our products and services.  Accordingly, traffic to our site has been limited.

Non-Competitive Strategy

We are committed to the Linux open source movement, which allows our members to share and contribute to the development of games.  Our members will have access to all information surrounding game development and game hosting.  All resources are available to members except the technology behind our processing network.

We allow members to use our technology to become pay-for-play game developers and game server operators.  We believe that this open source strategy creates new business and integrates and binds members to our transaction network.

We developed the CrediPlay network as a new playing field for the growing number of people playing games on-line.

Distribution Methods Of Our Products And Services

Game And Information Portals

North America And English Speaking Countries

The dominant gaming portals are located in North America and are in the English language. They include GameSpy, MSN Game Zone, Yahoo! Games, Lycos Games, and Pogo (Electronic Arts).  Stung by the overall advertising crunch that has shut down many content sites, operators of free game sites are scrambling for ways to make a consistent profit.  We believe that the portals that survive will be those that form both short and long-term alliances with other content and service providers, so they can offer new revenue-generating services such as e-commerce, subscription fees, placement fees, and premium content. We have dedicated sales and business development personnel in Vancouver who market our systems through outbound sales tactics. Those are our primary targets.

CYOP’s intent is to partner with portals and to license to third parties in this market place because:

  Existing traffic – these types of sites are well established and they aggressively market themselves to keep their unique and returning visitor numbers high.

  Existing databases – these sites have developed large databases of members with sophisticated information.

  Software built in English – CrediPlay has been designed in English, so integration is immediate.

  Proximity for business development.

  Instant revenues – CYOP does not have to spend great amount of resources marketing.

  The portals need new revenue sources.

Asia/Europe

Most of the up and coming markets outside the English-speaking world are not even online yet, but they are coming online. By making the effort to address non-English speaking markets now, CYOP believes it can establish a competitive advantage over competitors who arrive later on. Although the U.S. accounts for the most of the world’s Internet usage by a single country, analysts at Bear Stearns believe that international markets currently hold the strongest growth opportunities for I-gaming; especially the emerging Asian “Digital Dragons.”

The opportunity to develop a gaming portal exists in the emerging markets of Asia and Europe.  Marketing to these relatively under-developed areas of the e-commerce world costs a fragment of the same in North America.  China, Taiwan and Korea are being made a priority as they have a high proportion of gamers, strong Internet growth and readily disposable income.  The largest Internet market in Europe is Germany at present, and it is expected to continue its domination in e-commerce.

CYOP plans to partner with companies in each market, and to localize its proprietary portal and systems into respective languages.  The Partner companies will be expected to handle local issues and drive marketing efforts.   A summation of why CYOP intends to build global portals is as follows:

  Higher share of Network Maintenance Fees through JV agreements.

  First in Market – North America is approximately two to five years ahead of the rest of the Internet world, and we believe there exists an opportunity for start-up ventures.

  Relative ease and low cost of marketing – as compared to the Americas.

  Long-term revenues – We believe that future growth in the industry will be driven by extra-American countries.

Our product of providing on-line access to pay-for-play video gaming is not distributed in the conventional sense.  Rather, video gamers log on to our Internet site and register at one of the membership levels to enter play.  We expect that news of our unique site and pay-for-play concept will spread quickly through the on-line gaming community.  We also propose to advertise at venues such as the computer game developers conference, electronic entertainment exposition and various on-line traditional video game sites.  Word of mouth and our targeted marketing plan will effectively be the way our product is distributed.

The video game industry can be segregated into three main technology areas: game developers, platform developers, and game server operators.  Game developers create games to be played on different platforms such as those developed by Sony, Sega and Nintendo, on personal computers or on arcade machines.  With the introduction of the Internet, games are now hosted on servers where players from around the world log in and play.

Internet-enabled consoles are ushering in a new generation of interactive gaming with technology that utilizes the Internet to create new dimensions in interactive gaming and which we believe will transform the entertainment industry.  The report outlines three evolutionary changes in technology that will create pervasive gaming:

  Platforms will connect to the Internet and control TVs.

  Pipes will deliver content at the speed of Broadband.

  People will seamlessly switch from playing games to watching TV.

We believe that these changes will force new business models within the industry such as subscription and pay-per-use revenue streams.  We also believe that advertising revenue will increase as interactive media advances technologically

Target Market

The myth that most gamers are children also seems to defy the changing gaming demographics. In reality, nearly 75% of PC gamers are adults, with only 30% being under the age of 18.  The Forrester Report indicates that 25% of the on-line population plays games on-line, 49% are women and 51% are men, and they have a median age of 39.  On-line gamers generate an average yearly income of $49,000 US/year and play an average of 13 hours/week.

Industry Players

Console Developers

The video game industry has some giants that are a dominant force in the marketplace.  Sega, Sony, Microsoft and Nintendo dominate the game platform market.

Publishers/Game Developers

Electronic Arts, headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Electronic Arts develops, publishes and distributes software worldwide for personal computers and video game systems such as the PlayStation® and Nintendo® 64.

Blizzard Entertainment® is a premier publisher of entertainment software.  Since establishing the Blizzard label in 1994, Blizzard has quickly become one of the most popular and well-respected makers of computer games.  With blockbuster hits including the Warcraft ® series, the Diablo series, and StarCraft, Blizzard has enjoyed back-to-back number-one selling games, as well as consecutive Game of the Year awards.  Blizzard Entertainment operates a free online game service, Battle.net®, the largest in the world with millions of active users.

As a known leader in the industry and one of the world’s leading developers of best selling software, id Software has forged frenetic titles such as Wolfenstein 3-D, DOOM, DOOM II, QUAKE, and QUAKE II.  With intense graphics and adventure, id creates frenzied demands worldwide and continues to break retail and shareware sales records.  id has proven itself to be genius at more than just software development.  Using non-traditional means of product distribution, shareware channels, online services, and the Internet. id has helped to create a new way to market computer games.  id’s titles have become cultural phenomenon’s inspiring other developers, while spawning mainstream licensing agreements for movie and book series. id games have been featured on prime time TV shows such as Friends and ER and in the movies The Net, Congo and Gross Point Blank.

Game Server Operators

On-line, multi-player games allow for the game player to link to game servers hosting the game.  These game servers constitute any corporation or anyone with a server that wishes to host a game.  Game server operators have not had a revenue generating model beyond providing a web portal where game players can log on and search for different games being hosted.

Professional (For Money) Video Game Leagues

Professional video gaming is a new concept that is gaining momentum within the video game industry. Two organizations have evolved to cultivate this new trend.

The Cyberathlete Professional League (CPL) was founded on June 26, 1997.  The CPL is a computer gamer’s league attempting to transform computer game competitions into a professional sport.  The CPL sets up physical local area network tournaments and receives sponsorship financing.  Through its various sponsors, the CPL awards tournament winners as much as $150,000 in cash prizes.  The CPL events feature: professional computer game tournaments, large spectator arenas, amateur local area network competitions, hardware and software exhibitions and occasionally a variety of workshops.

Online Athletes (OLA) is member-based professional game league.  Members are charged a $25/year membership fee, which gives them a registered server.  The league monitors play and distributes cheques to top players each week based on performance.

CYOP Systems And The Video Game Industry

We believe that CYOP Systems is positioning itself as an asset to all industry players through its integrated transaction technology.  The Bloodmoney Universe is a complete entertainment network where game players can access and play their favorite games for real money distributed to them via their electronic accounts.

Game console developers are creating web browser capabilities within their next generation systems that will enable players to connect to the CrediPlay network.

Transaction technology within the CrediPlay network creates a means by which game developers can create pay-for-play versions of their games.  Developers can utilize the CrediPlay network to market and promote their games.

CYOP Systems has created a new business model for game server operators.  By simply utilizing the CrediPlay network, games from their server, can host pay-for-play video games, generating a significant additional source of revenue.

Professional game leagues are limited to physical tournament settings or reliance on sponsorships for financing.  The CrediPlay network creates a 24-hour market of interactive video gaming where players enter tournaments through their own financial accounts.

Management is aware of www.worldwinner.com and www.skilljam.com as the only other companies, which offers pay for play video gaming with the capacity to credit players in real time.  It is likely we will receive competition from other companies offering online pay for play video gaming. These competitors may utilize future off the shelf software systems or custom designed pay for play video software.  Our business model is designed to provide financial incentives for game developers and server operators who may otherwise compete against our Company.

How We Plan To Expand Our Business Model

CYOP is capitalizing on its experience in the On-Line Gaming Industry by leveraging its experience and contacts.  With the ability to integrate with popular online games like Bingo, CYOP has the opportunity to gain acceptance by licensing its software to the mainstream Internet Portals and Games Sites as a viable on going alternative to advertising and subscription-based revenues

Portals such as Bingo.com have been depending on the Internet Advertising model as their sole source of revenues with moderate success.  We believe that the addition of the <Pay-for-Play> model allows these portals to further capitalize on their existing database; a demographic of repeat game players.  The ease of integration allows companies to add to their core business without any software development costs or expensive downtime. One hundred percent automated, the system registers players in tournaments, runs the tournaments and pays the winners instantly.

MANAGEMENT

Our directors and officers are as follow:

Name and Address	Age	Position

Mitch White	42	Chief Executive Officer and Chairman of the Board of Directors

Patrick Smyth	36	President

Gordon A. Samson	45	Chief Financial Officer and Director

Norman MacKinnon	61	Director

Below are biographies of our executive officers as of June 11, 2004:

Mitch White, Chairman and CEO, Vancouver, B.C., Canada.  Mr. White was appointed to his positions on February 14, 2001.  Mr. White devotes his time on an as needed basis, which he expects to be approximately 120 hours per month.  Mr. White is a director and officer of CYOP Systems International Inc.

From March, 1995 to June, 1998, Mr. Mitch White held the position of Chairman of the Board of Directors of Starnet Systems International which is a publicly traded reporting company quoted on the NASD OTC Bulletin Board under the symbol “WGMGY” and on the AIM market in London, England.  Starnet Systems developed and implemented computer software designed to process online casino transactions in those jurisdictions in which online gaming is permitted.  From June 1998 until the present, Mr. White has been principally engaged in the founding, funding and development of Moshpit Entertainment and its pay for play electronic transactional platform.  Mr. White is also President of Caribbean Way.com, a Montreal, Canada based online travel and booking agency.  Mr. White possesses 15 years of experience in sales, marketing and management in the high technology and entertainment industries.

Patrick Smyth, President & Director, West Vancouver, B.C., Canada.  Mr. Smyth was appointed to his positions in October 2002 and devotes 50% of his time to CYOP. Mr. Smyth has had a number of years experience in the management of private and public companies. At CYOP, he is responsible for Business Development, Global Growth Strategies, Investor Relations, Public Relations, and Communications. Prior to joining CYOP, he was the President of NextLevel.com Inc.; a digital marketing company specializing in new media, celebrity web-property management, and online streaming. In 1999 he founded and was President of Wiremix Media Inc.; a successful advertising and marketing agency specializing in online gaming and e-commerce. Prior to that, Mr. Smyth has worked with a number of companies including Starnet Communications International (OTC:WGMGY.OB), Global Media (NAS:GLMC), 3LOG Systems, Swan Trading International Incorporated, International PBX Ventures Inc. (CDNX:IVU.V), Integral Technologies Incorporated (OTC:ITKG.OB), Elephant & Castle Corp. (OTC:PUBS), Tricon Commodities, Acheiva Development Corporation (CDNX:AHE.V), and Tsawwassen Recreation Resort Limited.  He is also an advisor to the IGDA (International Gaming Developers Association) 2003 Online Gaming White Paper and has authored a number of articles on Online Gaming.

Gordon A. Samson, CFO & Director, Vancouver, B.C., Canada.  Mr. Samson was appointed to his positions in October 2002.  Mr. Samson devotes 50% of his time to CYOP and his experience includes a number of years with Canada Customs and Revenue Agency (“CCRA”) (formerly Revenue Canada), as a Senior Banker with a major Canadian institution, as an Accounting Manager with a regional, full service brokerage house and as a Chief Financial Officer Consultant to public companies.  Mr. Samson, a Certified General Accountant (“CGA”), is also CYOP’s Chief Financial Officer. Mr. Samson has a background in technology firms and is also a director and officer of Data Fortress Systems Group Ltd. a dually listed company quoted on the TSX Venture Exchange (“TSX”), trading under the symbol DFG and quoted on the OTC BB under the symbol DFGRF.

Norman MacKinnon, Director, Vancouver, B.C., Canada.  Mr. MacKinnon was appointed to his position as an independent Director in October 2002. Mr. MacKinnon founded his own accounting firm and has been engaged in private practice providing chartered accountant services for the past fifteen years. Mr. MacKinnon served his articles with Peat, Marwick, Mitchell (now “KPMG”). He has extensive experience involving numerous private and public companies, generally in the financial and taxation areas of practice, and has served on the board of directors of numerous public companies trading on the TSX. During 1982 to 1984, Mr. MacKinnon served as the chief financial officer of a television production syndicated company, Century II Productions, Inc. During 1968 to 1972, Mr. MacKinnon served as the chief executive officer of Imaginaction International, Ltd., a venture capital company.  Mr. MacKinnon also served Seven years as a Director of Crime Stoppers- Greater Vancouver. Mr. MacKinnon is a disinterested member of the Audit Committee.

There are no family relationships among directors, executive officers or persons nominated to become directors of executive officers.

Director Compensation

Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific Bingo business meetings. Option grants to directors are at the discretion of the Board of Directors. Compensation received by officers, directors, and management personnel will be determined from time to time by our Board of Directors.

Committees Of The Board Of Directors

Messrs. Samson and MacKinnon serve on CYOP’s audit committee.  The audit committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our internal accounting controls.

Executive Compensation

Summary Compensation Table. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2003, 2002 and 2001. Other than as set forth herein, no executive officer’s cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

	Annual Compensation				Long-Term Compensation
Name & Principal Position	Year	Salary	Bonus	Other Accrued Compensation	Restricted Stock Awards in US$	Options/SARs	LTIP Payouts	All Other Compensation

Mitch White	2003	--	--	--	--	--	--	--
	2002	--	--	--	--	--	--	--
	2001	--	--	--	--	--	--	--

Gordon Samson	2003	--	--	--	--	--	--	--
	2002	--	--	--	--	--	--	--
	2001	--	--	--	--	--	--	--

Employment Agreements

In January 2003, CYOP entered into management contracts with Messrs. White and Samson.  Each contract can be terminated upon one year’s prior written notice unless there is a change of control.  If a change of control occurs, then each contract can be terminated only after two years following such change of control.  The following table describes the annual compensation provided under each contract.  All compensation in 2003 has been deferred.  CYOP will accrue compensation effective as of January 1, 2004.

Name:	Base Compensation:	Bonus Compensation:
Mitch White	$120,000	Up to 120% of base compensation
Gordon Samson	$120,000	Up to 120% of base compensation

If each employee is terminated other than for cause or disability or in violation of the change of control, then each employee shall be entitled to be paid 200% of such employee’s base compensation, plus 200% of such employee’s annual incentive bonus.

In January 2003, CYOP entered into an employment contract with Mr. Smyth.  The contract provides that Mr. Smyth with be employed by CYOP as President.  The contract may be terminated by CYOP upon 30 days’ notice.  Mr. Smyth is paid an annual salary of $60,000 per year.  Mr. Smyth is required to devote 25 hours per week to CYOP’s business and affairs.

Options

CYOP does not maintain a stock option plan and does not have any options outstanding.

DESCRIPTION OF PROPERTY

At December 31, 2002 we maintained an office at Suite 406, 1040 Hamilton Street, Vancouver, British Columbia, Canada.  This is leased office space of approximately 3,500 square feet, which houses our current operations.  Monthly lease payments on this office space are $6,000.  These facilities are fully utilized and are adequate for our needs for the next 12 months. In April 2003 we moved to a much smaller space sharing with another company at no cost. This office is located at 225-425 Carrall Street, Vancouver, British Columbia, Canada. All our infrastructure and equipment is located in the Westin Building in Seattle, Washington on a co-location agreement for $1,500 per month.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings. Management is not aware of any legal proceedings proposed to be initiated against CYOP.

PRINCIPAL STOCKHOLDERS

The following table contains information about the beneficial ownership of our common stock as of June 11, 2004, for:

(i)

each person who beneficially owns more than five percent of our common stock;

(ii)

each of our directors;

(iii)

the named executive officers; and

(iv)

all directors and executive officers as a group.

		Common Stock Beneficially Owned
Name/Address	Title of Class	Amount	Percentage (1)
Mitch White	Common Stock	22,500,000(2)	14.9%
406-1040 Hamilton Street
Vancouver, B.C. V6V 2R9

Patrick Smyth	Common Stock	0	0.0%
1040 Hamilton Street, Suite 406
Vancouver, B.C. V6V 2R9

Gordon A. Samson	Common Stock	0	0.0%
1040 Hamilton Street, Suite 406
Vancouver, B.C. V6V 2R9

Norman MacKinnon	Common Stock	0	0.0%
1040 Hamilton Street, Suite 406
Vancouver, B.C. V6V 2R9

Officers and directors as a group		22,500,000	14.9%

Pacific Rim Consulting	Common Stock	49,100,000	32.5%
3076 Sir Francis Drake Hwy
Box 3463 Road Town
Tortola, BVI

Lancaster Estate Trust(3)	Common Stock	7,500,000	5.0%
Beckwith Mall, Suite 29 – 1st Floor
Lower Broad Street
Bridgetown, Barbados

_______________

*

Less than one percent.

(1)

Applicable percentage of ownership is based on 150,998,160 shares of common stock outstanding as of June 11, 2004, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 11, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Of that total, Mr. White is the indirect beneficial owner of 20,000,000 shares of common stock through Greenday Inc.

(3)

Mr. Richard Gallo is the potential recipient of 7,500,000 shares held by the Lancaster Estate Trust in the event of a distribution of property by that trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman and Chief Executive Officer, Mr. Mitch White, has been the primary source of funding.   As of the date of this report, Mr. White has directly advanced total proceeds of US$911,797. These loans are not secured by any of the assets of our company or its subsidiaries.

On November 1, 1999, our former Chief Executive Officer and director, Mr. Keith Ebert, received 11,250,000 (adjusted for the 5-for-1 stock split) of our common shares valued at $0.001 per share ($2,250.00) in consideration for his services in helping to set up our company and for managing our operations.

On November 3, 2000 we acquired 100% of the issued and outstanding common shares of CYOP Systems Inc.  The former shareholders of CYOP Systems Inc. now collectively own 45,000,000 of our 150,998,160 (adjusted for the 5-for-1 stock split) issued common shares.  Certain of the former shareholders of CYOP Systems Inc. are independently managed trusts.  The following individuals are potential beneficiaries of the trusts in the event of a distribution of property (all of which have been adjusted for the 5-for-1 stock split):

Name of Former CYOP Systems Inc. Shareholder	Number of CYOP Systems Inc. Shares Formerly Held	Number of CYOP Systems International Inc. Shares Received	Name of Potential Beneficial Owner
Greenday Inc.	40,000,000	20,000,000	Mitch White
Andrea Carley	5,000,000	2,500,000	Andrea Carley
Mitch White	5,000,000	2,500,000	Mitch White
Caska Trust	12,500,000	6,250,000	Stephen White
Jazzco Trust	12,500,000	6,250,000	Scott Carley
Lancaster Estate Trust	15,000,000	7,500,000	Richard Gallo

On December 14, 2001, CYOP sold computer software identified as CrediPlay System to the sole director and a major stockholder and creditor of CYOP for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010.  The promissory note is secured through a first priority lien and security interest in the CrediPlay System and amount due to Mr. Mitch White (the “Purchaser”) totalling $517,613 (2001 – nil). As at December 31, 2002 the present value of the promissory note is $1,585,034 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000.  As at December 31, 2003, the present value of the promissory note is $1,605,986 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at $1,800,000 X 5% or $90,000.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the CrediPlay System was licensed back to CYOP for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the CrediPlay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

As there have been only minor revenues for 2002 and 2003 due to the lack of capitalization of CYOP, the Promissory Note for $1.8 million (“the note”) has been further guaranteed by the shareholder loan of Mitch White. This guarantee was executed at December 31, 2003 to ensure the note is further collateralized as no reductions have been made as contemplated in the agreements executed December 31, 2001 and filed on Edgar by Form 8-K on April 15, 2002.

During the fiscal year 2002, CYOP sold its wholly owned subsidiary Moshpit Entertainment Inc. (“Moshpit”) to a former stockholder and the sole director of Moshpit for a total consideration of $100.  Upon the disposition of Moshpit, CYOP recognized a book gain of $949,577.

During the fiscal year 2003, CYOP accrued imputed interest of $74,925 at an interest rate of 10% per annum on interest-free loan totaling $911,797 from a director and stockholder of CYOP.

Interest receivable of $90,000 (2002 - $90,000l) was booked as 5% on the $1,800,000 promissory note from a director of CYOP in connection with the sale and license back of software.

In a settlement with a company with a common director (see note 4) a certain amount of advertising inventory was granted to one of CYOP’s directors. During the year 2002, $159,209 of ad-serving was provided by a director on account of CYOP with a common director and was charged as advertising cost to CYOP.

CYOP had the following demand loans with related parties as of March 31 for the years indicated:

	2004	2003
Non-interest bearing and unsecured:
- Jack Carley – related to a director and stockholder	$ 4,625	$ 44,625
- Mitch White – a director and stockholder	764,816	427,613
- Gordon Samson – a director	21,029	-
- Patrick Smyth	15,000	-
Total	$ 845,470	$ 472,238

In the period ending March 31, 2004, CYOP recorded an imputed interest of $24,439 (March 31, 2003 - $14,756) at an interest rate of 10% per annum on interest-free loan totaling $977,540 from directors and stockholders.

Pursuant to management and consulting agreements effective January 1, 2003, management were to be paid by base fees with certain incentive compensations and bonuses subject to achievement of performance goals and approval by the Compensation Committee.  As of December 31, 2003, consulting and management fees, totaling $300,000, were payable but the management had agreed to forgive the debts without recourse.  No incentive compensations and bonuses were granted and outstanding as of December 31, 2003.  As at March 31, 2004 the related amounts have been recorded as a liability and due to directors.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

CYOP’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CYOP”. The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years.

	HIGH BID	LOW BID
2003
Quarter Ended March 31, 2003	$0.07	$0.01
Quarter Ended June 30, 2003	$001	$0.01
Quarter Ended September 30, 2003	$0.07	$0.01
Quarter Ended December 31, 2003	$0.10	$0.03
2002
Quarter Ended March 31, 2002	$0.08	$0.01
Quarter Ended June 30, 2002	$0.02	$0.01
Quarter Ended September 30, 2002	$0.08	$0.01
Quarter Ended December 31, 2002	$0.15	$0.03

Holders Of Common Equity

At June 11, 2004, there were approximately 114 registered shareholders holding 150,998,160 of record of our issued common shares.

Dividends

CYOP has never paid any dividends on its capital stock. CYOP currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

Recent Sales Of Unregistered Securities

Since January 1, 2001, CYOP sold the following securities without registering under the Securities Act of 1933:

In January 2001, CYOP sold 148,500 shares of common stock for total consideration of $29,700 to accredited investors.

In February 2001, CYOP sold 65,000 shares of common stock for total consideration of $18,200 to accredited investors.

In March 2001, CYOP sold 15,000 shares of common stock for total consideration of $3,000 to accredited investors.

In April 2001, CYOP sold 56,500 shares of common stock for total consideration of $11,300 to accredited investors.

In March 2002, CYOP issued 173,535 shares of common stock for services valued at $34,707.

In September 2003, CYOP issued 600,000 shares of common stock for capital equipment valued at $36,000.

In September 2003, CYOP affected a 5-for-1 stock split pursuant to which CYOP issued four additional shares of common stock for each share outstanding as of September 26, 2003.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding CYOP so as to make an informed investment decision. More specifically, CYOP had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in CYOP’s securities.

DESCRIPTION OF SECURITIES

General

CYOP’s authorized capital consists of 500,000,000 shares of common stock, par value $0.00002 per share. At March 31, 2004, there were 150,998,160 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to CYOP’s capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to CYOP’s Articles of Incorporation and By-Laws and the Nevada law.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is CYOP’s present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Stock Split

In September 2003, CYOP affected a 5-for-1 stock split pursuant to which CYOP issued four additional shares of common stock for each share outstanding as of September 26, 2003.

Transfer Agent

Our transfer agent is The Nevada Agency and Trust Company of Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada, 89501.

Limitation Of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of CYOP to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of CYOP. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CYOP pursuant to the foregoing, or otherwise, CYOP has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized and Unissued Stock. The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CYOP that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with CYOP’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 included in the Prospectus have been audited by Moore Stephens Ellis Foster Ltd., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding CYOP’s ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Burton, Bartlett & Glogovac of Reno, Nevada, will pass upon the validity of the shares of common stock offered hereby for us.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

                                    CYOP SYSTEMS INTERNATIONAL

INCORPORATED

Consolidated Financial Statements

(Expressed in U.S. Dollars)

March 31, 2004

Index

Consolidated Balance Sheets

Consolidated Statements of Stockholders' Deficiency

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Balance Sheets
(Unaudited)
(Expressed in U.S. Dollars)
		March 31, 2004	December 31, 2003
ASSETS			(Audited)
Current
Cash and cash equivalents		$8,526	$9,057
Interest receivable		15,039
Prepaid expenses and deposit		-	2,500
Total current assets		23,565	11,557
Note receivable related party (Note 6)		1,611,560	1,605,986
Equipment (Note 3)		68,316	73,502
Intangible assets (Note 4)		79,520	86,749
Total assets		$1,782,961	$1,777,794
LIABILITIES
Current
Demand loans related party (Note 5a)		$845,470	$779,129
Accounts payable and accrued liabilities		180,065	211,714
Convertible debenture (Note 5c)		115,437	-
Player funds on deposit		40,817	49,067
Short-term loan (Note 5b)		212,725	212,725
Total current liabilities		1,394,514	1,252,635
Deferred revenue (Note 6)		2,178,452	2,182,512
Total Liabilities		3,572,966	3,435,147

Nature and continuance of operations (Note 1)

STOCKHOLDERS' (DEFICIENCY)
Share capital
Authorized:
500,000,000	shares of common stock with a par value
	of $0.00002 per share
Issued, allotted and outstanding:
150,998,410	shares of common stock	3,020	2,860
Additional paid-in capital		989,079	695,464
Deficit accumulated		(2,782,104)	(2,355,677)
Total stockholders' (deficiency)		(1,790,005)	(1,657,353)
Total liabilities and stockholders' (deficiency)		$1,782,961	$1,777,794
The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Statements of Stockholders' Deficiency
Three Months ended March 31, 2004
(Unaudited)
(Expressed in U.S. Dollars)
						Accumulated
				Compre-		other	Total
			Additional	hensive		compre-	Stock-
	Common stock		paid-in	income	Deficit	hensive	Holders'
	Shares	Amount	Capital	(loss)	accumulated	income	(deficiency)

Balance, December 31, 2003	142,973,410	2,860	695,464		(2,355,678)	-	(1,657,354)

Shares issued for legal services at $0.04 per
share on January 27, 2004	212,250	4	8,485		-	-	8,489

Shares issued for corporate finance fee at $0.032 per
share on January 27, 2004	7,500,000	150	239,850				240,000

Shares issued for escrow agent services at $0.032 per
share on January 27, 2004	312,500	6	9,994				10,000

Equity component of convertible debenture			10,847				10,847

Imputed interest on loan due to a related party	-	-	24,439		-	-	24,439

Components of comprehensive income

- net income (loss) for the year	-	-	-	(426,426)	(426,426)	-	(426,426)

Comprehensive income (loss)				$(426,426)

Balance, March 31. 2004	150,998,160	$3,020	$989,079		$(2,780,104)	$-	$(1,790,005)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Statements of Operations
Three months ended March 31, 2004 and 2003
(Unaudited)
(Expressed in U.S. Dollars)
	March 31, 2004	March 31, 2003
Revenue
Sale - Crediplay - related party	$4,060	$1,289
Service fees	7,338	13,119
Banking fees	192	580
	11,590	14,988
Cost of sales	13,115	41,422
Gross profit (loss)	(1,525)	(26,434)
Sales and marketing expenses (recovery)	(5,050)	62,495
General and administrative expenses
Amortization of intangible assets	7,229	7,229
Bad debt	-	432
Bank charges and interest	258	1,218
Corporate finance fees	262,500	-
Depreciation of equipment	5,186	4,013
Filing fees	1,256	223
Imputed interest expense - related party	24,439	14,756
Legal and other professional fees	50,000	1,943
Office and miscellaneous	353	2,619
Rent	-	8,112
Consultants fees	88,000	32,700
Salaries and benefits	8,043	-
Telephone and bandwidth	7,800	6,271
Travel	-	2,184
Operating loss	(451,539)	(170,629)

Other income (loss)
Interest income related party	27,951	27,738
Interest expenses	(2,838)
Net income (loss) for the year	$(426,426)	$(142,891)
Earning (loss) per share - basic and diluted	$(0.00)	$(0.00)
Weighted average number of common
shares outstanding - basic and diluted	148,617,366	142,373,410
The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Statements of Cash Flows
Three months ended March 31, 2004 and 2003
(Unaudited)
(Expressed in U.S. Dollars)
	March 31, 2004	March 31, 2003
Cash flows from (used in) operating activities
Net loss for the year	$(426,426)	$(142,891)
Adjustments to reconcile net loss to net cash
Used in operating activities:
- amortization of intangible assets	7,229	7,229
- depreciation of equipment	5,186	4,013
- imputed interest on related party loan	24,439	14,756
- shares issuance for services	258,490	-
Changes in assets and liabilities:
- interest receivable	(15,039)	(22,500)
- loan receivable	-	(11,757)
- note receivable related party	(5,574)	(5,238)
- prepaid expenses and deposit	2,500	-
- accounts payable and accrued liabilities	(31,649)	13,990
- accredited to convertible debenture	1,284
- player funds on deposit	(8,250)	(4,892)
- deferred revenue	(4,060)	(1,289)
	(191,871)	(148,579)
Cash flows from (used in) financing activities
Increase (decrease) in due from director	66,340	147,878
Proceeds from convertible debenture	125,000	-
	191,340	147,878
Increase in cash and cash equivalents	(531)	(701)
Cash and cash equivalents, beginning of period	9,057	4,253
Cash and cash equivalents, end of period	$8,526	$3,551
The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Three months ended March 31, 2004 and 2003

(Unaudited)

(Expressed in U.S. dollars)

1.

Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in the name of Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada.  The Company changed its name to CYOP Systems International Incorporated on October 30, 2000.  On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados ("CYOP Barbados"). This transaction was accounted for as a reverse acquisition recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada ("Moshpit"), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director (see Note 8).

The Company, and its subsidiary, is a provider of multimedia transactional technology solutions and services for the entertainment industry.   The Company's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants.  These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management's plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

In fiscal year 2003, the company had completed a stock split, which five (5) new shares were exchanged for every one (1) old share.  The consolidated financial statements have been restated to reflect the stock split.

2.

Significant Accounting Policies

(a)

Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its subsidiary CYOP Barbados. Significant inter-company accounts and transactions have been eliminated.

(b)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results may differ from those estimates.

(c)

Cash Equivalents

Cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.  As at March 31, 2004, cash equivalents consist of cash with processors, totaling $7,963 (March 31, 2003 - $3,258).

(d)

Equipment

Equipment is recorded at historical cost.  Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	100% declining-balance basis
Office furniture and equipment	20% declining-balance basis

(e)

Revenue recognition

The Company derives revenue from providing services on software development and online Internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

2.

Significant Accounting Policies (continued)

(f)

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(g)

Advertising and Promotion

The Company expenses advertising and promotion costs as incurred.  Total advertising and promotion costs charged to expenses for the year ended March 31, 2004 is a credit amounting to $5,050 from the recovery of closed promotional accounts (March 31, 2003 - $62,495).

(h)

Foreign Currency Translations

The Company and CYOP Barbados maintain their accounting records in U.S. dollars.   Foreign currency transactions are translated into their functional currency in the following manner.

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

(i)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

2.

Significant Accounting Policies (continued)

(j)

Long-Lived Assets Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows that is expected to result from the use of the asset and its eventual disposition.  The amount of the impairment loss to be recorded is calculated by the excess of the asset's carrying value over its fair value.  Fair value is generally determined using a discounted cash flow analysis.

(k)

Intangible Assets

The Company adopted the Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets", which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment.  Intangible assets with a definite life are required to be amortized over its useful life or its estimated useful life.

(l)

Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management's expectations.   The Company places its cash in high credit quality financial institutions.  The Company does not require collateral or other security to support financial instruments subject to credit risk.

2.

Significant Accounting Policies (continued)

(m)

Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board ("FASB") issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

As at March 31, 2004, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

(n)

Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Diluted income (loss) per share is equal to the basic income (loss) per share as the stock options to acquire 25,000 common shares that are outstanding at March 31, 2004 are anti-dilutive.

(o)

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standard No. 130 (SFAS 130), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  The Company is disclosing this information on its Statement of Stockholders' Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

(p)

Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation" and SFAS No. 148 "Accounting for Stock-based Compensation - Transition and Disclosure", an amendment to SFAS No. 123.  SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation.  The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

2.

Significant Accounting Policies (continued)

(q)

New Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51.  This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest.  The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary.  The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003.  The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties.  The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003. The Company does not expect the implementation of SFAS No. 149 to have an impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the implementation of SFAS No. 150 to have a material impact on its consolidated financial statements.

2.

Significant Accounting Policies (continued)

(q)

New Accounting Pronouncements (continued)

In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) did not impact our consolidated financial position or results of operations.

In a December 11, 2003 speech at the American Institute of Certified Public Accountants and Securities and Exchange Commission ("SEC") expressed the opinion that rate-lock commitments represent written put options, and therefore be valued as a liability.  The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after March 15, 2004.  Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC's position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. The Company has not yet determined the impact on the consolidated financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004. The Company is currently analyzing the impact of the SEC's position and will, if required, account for its loan origination commitments as prescribed.

3.

Equipment

	March 31, 2004
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,558	$ 12,075	$ 9,483
Computer hardware	96,864	40,973	55,891
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	6,285	2,942
Total	$ 130,737	$ 62,421	$ 68,316

	December 31, 2003
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,558	$ 11,576	$ 9,982
Computer hardware	96,864	36,441	60,423
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	6,130	3,097
Total	$ 130,737	$ 57,235	$ 73,502

For the period ended March 31, 2004, depreciation expenses charged to general and administrative, were $5,186 (March 31, 2003 - $4,013).

4.

Intangible Assets

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director). As at that date $240,000 license fees were billed with $200,000 remained unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in:

(a)

the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

(b)

the Skill-Bingo game software

(c)

the website located at http://www.bigrbingo.com

(d)

the trademark "BiG'rBingo"

(e)

the BiG'rBingo customer deposits

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets".  This statement requires that intangible assets with an indefinite life are not amortized.  Intangible assets with a definite life are amortized over its useful life or estimated of its useful life.  Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occurs or circumstances change that would indicate that the carrying amount may be impaired.  Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets.  The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

4.

Intangible Assets   (continued)

The changes in the carrying amount of intellectual property as follows:

	2004	2003

Balance, beginning of year	$86,749	$115,665
Amortization	(7,229)	(28,916)

Balance, end of year	$79,520	$86,749

5.

Loans

(a)

Demand Loans Related Party

	2004	2003

Non-interest bearing and unsecured: - Jack Carley - related to a director and stockholder	$ 44,625	$ 44,625
- Mitch White - a director and stockholder	764,816	427,613
- Gordon Samson - a director	21,029	-
- Patrick Smyth	15,000
Total	$ 845,470	$ 472,238

(b)

Short-term Loan

	2004	2003
Interest at 10% per annum, on demand:
- RedRuth Ventures	$ 212,725	$212,725

(c)

Convertible debenture

In connection with the standby equity distribution agreement as filed on March 1, 2004, the Company issued in January 2004 to the Investor $125,000 of convertible debentures that are convertible into shares of common stock at a discounted market price.  The convertible debentures are secured by all of Company's assets, interest bearing at 5% per annum and matured two years from the date of issuance.  The Company has the right to redeem the debenture upon 30 days notice for 120% of the amount plus accrued interest.   Upon such redemption, the Company will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that were redeemed.

(c)

Convertible debenture (continued)

Upon the issuance of the notes, the net proceeds ($125,000) received were allocated between the liability and equity components of the notes.  The liability component ($114,153) represents the present value of the notes discounted using the interest rate that would have been applicable to non-convertible debt.  The equity component ($10,847) represents the residual value of proceeds after allocated to the liability component.  Over the terms of the notes, the liability and the interest components are accreted to their face value.  As at March 31, 2004, the convertible debenture was $115,437.

6.

Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010.  The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the "Purchaser") totalling $517,613. As at December 31, 2002 the present value of the promissory note was $1,585,034 after calculating at the discount rate of 7% and accruing interest of 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000.  As at March 31, 2004, the present value of the promissory note was $1,611,560 after calculating at the discount rate of 7% and accruing interest of 5%.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

As there have been only minor revenues for 2003 and 2004 due to the lack of capitalization of the Company, the Promissory Note for $1.8 million ("the note") has been further guaranteed by the demand loan of $731,797 as at December 31, 2003 owed to Mitch White (See note 5(a)). This guarantee was executed at December 31, 2003 to ensure the note is further collateralized as the note has not been paid down by revenues as contemplated in the exploitation and marketing agreements executed December 31, 2001 and filed on Edgar by Form 8-K on April 15, 2002.

6.

Sale and License-back of Computer Software (continued)

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously.  Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain as at December 31, 2001	$2,270,394
Recognized gain in 2002	(71,842)
Deferred gain as at December 31, 2002	$2,198,552
Recognized gain in 2003	(16,040)
Deferred gain as at December 31, 2003	$2,182,512
Recognized gain in the fist quarter of 2004	(4,060)
Deferred gain as at March 31, 2004	$2,178,452

The deferred gain is amortized in proportion to the licensing fees payable over the term of the agreement.

7.

Stockholders' Equity (Deficit)

(a)

Issuance of Common Shares

During the period, the Company issued 7,500,000 shares to Cornell Capital LLP as a corporate finance fee and 312,500 to Newbridge Securities Corp as an escrow agent fee in connection with the Standby equity underwriting agreement for financing as originally filed on the Company's SB-2 on March 1, 2004. These shares were issued at $0.032 per share. Additionally per an S-8 filed on October 29, 2003 for legal services 212,500 shares were issued for legal services at $0.04 per share.

During the fiscal year 2003, the Company issued 600,000 shares of common stock for equipment at $0.06 per share.  The 600,000 shares of common stock were recorded at $36,000 as the fair value of equipment received.

(b)

2003 Consultant Stock Plan

On October 21, 2003, the Board of Directors of the Company approved and adopted "2003 Consultant Stock Plan" ("2003 Plan").  Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to received common shares by consultants (per individual agreement) to a maximum 500,000 shares.  The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(c)

Stock Option

There was no stock options granted for the period ended March 31, 2004.

A summary of the stock option outstanding as at March 31, 2004 is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding at March 31, 2004	25,000	$1.00

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0 - $1.00	25,000	2.17	$1.00

8.

Income Taxes

As at March 31, 2004 the Company has non-capital losses and undepreciated capital cost of approximately $2,320,000 and $62,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2010.

The tax effect of temporary differences that give rise to the Company's deferred tax assets are as follows:

	2004	2003
Undepreciated capital cost of capital assets over their net book value	$ 21,000	$ 20,000
Estimated tax loss carryforward	789,000	650,00
Less: valuation allowance	(810,000)	(670,000)
	-	-

The valuation allowance reflects the realization of the tax assets is unlikely.

9.

Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a)

In the period ending March 31, 2004, the Company recorded an imputed interest of $24,439 (March 31, 2003 - $14,756) at an interest rate of 10% per annum on interest-free loan totaling $977,540 from directors and stockholders of the Company.

(b)

Pursuant to management and consulting agreements effective January 1, 2003, management were to be paid by base fees with certain incentive compensations and bonuses subject to achievement of performance goals and approval by the Compensation Committee.

As of December 31, 2003, consulting and management fees, totaling $300,000, were payable but the management had agreed to forgive the debts without recourse.  No incentive compensations and bonuses were granted and outstanding as of December 31, 2003.

As at March 31, 2004 the related amounts have been recorded as a liability and due to directors.

(c)

See Note 5 and 6.

10.

Non-Cash Activities

(a)

In 2003, the management of the Company forgave $300,000 of the annual base salaries without recourse.  See Note 9 (b).

(b)

See Note 7 (a)

11.

Subsequent events

(a)

Standby Equity Distribution Agreement

An amended SB-2 was filed on May 6, 2004 to clear the standby equity distribution agreement.

The Company signed an agreement in January 2004 to periodically issue and sell to Cornell Capital Partners, LP (" the Investor") shares of common stock for a total purchase price of $5.0 million.

The Company paid the Investor a commitment fee of $240,000 by issuing 7,500,000 shares of common stock (issued). In addition, the Investor will be entitled to retain 4% of each advance under the standby equity distribution agreement.

The investor intends to sell any shares purchased under the standby equity distribution agreement at the then prevailing market price.

A registered broker-dealer was engaged to advise the Company in connection with the standby equity distribution agreement. The broker-dealer was paid a fee of $10,000, payable by the issuance of 312,500 shares of Company's common stock (issued) and is not participating as an underwriter in this offering.

12.

Geographic Information

All the Company's operations and fixed assets are located in the U.S..

CYOP SYSTEMS INTERNATIONAL

INCORPORATED

Consolidated Financial Statements

(Expressed in U.S. Dollars)

December 31, 2003 and 2002

Index

Report of Independent Auditors

Consolidated Balance Sheets

Consolidated Statements of Stockholders' Deficiency

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

MOORE STEPHENS

ELLIS FOSTER LTD.

 CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC  Canada   V6J 1G1

Telephone:  (604) 737-8117  Facsimile: (604) 714-5916

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

CYOP SYSTEMS INTERNATIONAL INCORPORATED

We have audited the consolidated balance sheets of CYOP Systems International Incorporated ("the Company") as at December 31, 2003 and 2002, the related consolidated statements of stockholders' deficiency and the consolidated statements of operations and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada

"MOORE STEPHENS ELLIS FOSTER"

March 12, 2004

Chartered Accountants

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Balance Sheets
December 31, 2003 and 2002
(Expressed in U.S. Dollars)
		2003	2002
ASSETS
Current
Cash and cash equivalents		$9,057	$4,253
Prepaid expenses and deposit		2,500	-
Total current assets		11,557	4,253
Note receivable related party (Note 6)		1,605,986	1,585,034
Equipment (Note 3)		73,502	58,953
Intangible assets (Note 4)		86,749	115,665
Total assets		$1,777,794	$1,763,905
LIABILITIES
Current
Demand loans related party (Note 5a)		$779,129	$472,238
Accounts payable and accrued liabilities		211,714	147,480
Player funds on deposit		49,067	36,783
Short-term loan (Note 5b)		212,725	212,725
Total current liabilities		1,252,635	879,226
Deferred revenue (Note 6)		2,182,512	2,198,552
Total Liabilities		3,435,147	3,077,778

Nature and continuance of operations (Note 1)

STOCKHOLDERS' (DEFICIENCY)
Share capital
Authorized:
500,000,000	shares of common stock with a par value
	of $0.00002 per share
Issued, allotted and outstanding:
142,973,410	shares of common stock (2002 - 142,373,410)	2,860	2,848
Additional paid-in capital		695,464	284,551
Deficit accumulated		(2,355,677)	(1,591,272)
Total stockholders' (deficiency)		(1,657,353)	(1,303,873)
Total liabilities and stockholders' (deficiency)		$1,777,794	$1,763,905
The accompanying notes are an integral part of these financial statements.

CYOPFS03.doc

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Statement of Stockholders' Deficiency
Years ended December 31, 2003 and 2002						Page 1 of 2
(Expressed in U.S. Dollars)
						Accumulated
				Compre-		other	Total
			Additional	hensive		compre-	Stock-
	Common stock		paid-in	income	Deficit	hensive	Holders'
	Shares	Amount	capital	(loss)	accumulated	income	(deficiency)

Balance, December 31, 2001	142,199,875	2,844	219,127		(2,195,253)	133,194	(1,840,088)

Shares issued for services at $0.20 per share on March 11, 2002	173,535	4	34,703		-	-	34,707

Imputed interest on loan due to a related party	-	-	30,721		-	-	30,721

Components of comprehensive income
- foreign currency translation adjustment	-	-	-	(133,194)	-	(133,194)	(133,194)

- net income for the year	-	-	-	603,981	603,981	-	603,981

Comprehensive income (loss)				$470,787

Balance, December 31, 2002	142,373,410	$2,848	$284,551		$(1,591,272)	$-	$(1,303,873)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Statements of Stockholders' Deficiency
Years ended December 31, 2003 and 2002						Page 2of 2
(Expressed in U.S. Dollars)
						Accumulated
				Compre-		other	Total
			Additional	hensive		compre-	Stock-
	Common stock		paid-in	income	Deficit	hensive	Holders'
	Shares	Amount	Capital	(loss)	accumulated	income	(deficiency)

(continued from page 1)

Balance, December 31, 2002	142,373,410	2,848	284,551		(1,591,272)	-	(1,303,873)

Shares issued for capital equipment at $0.06 per
share on September 30, 2003	600,000	12	35,988		-	-	36,000

Imputed interest on loan due to a related party	-	-	74,925		-	-	74,925

Forgiveness of debt - related parties			300,000				300,000

Components of comprehensive income

- net income (loss) for the year	-	-	-	(764,405)	(764,405)	-	(764,405)

Comprehensive income (loss)				$(764,405)

Balance, December 31, 2003	142,973,410	$2,860	$695,464		$(2,355,677)	$-	$(1,657,353)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Statements of Operations
Years ended December 31, 2003 and 2002
(Expressed in U.S. Dollars)
	2003	2002
Revenue
Sale - Crediplay - related party	$-	$71,842
Sale - Crediplay (Note 6)	16,040	27,340
License fees related party	-	240,000
Service fees	28,989	61,576
Banking fees	1,104	-
Ad sales	-	144,365
	46,133	545,123
Cost of sales	87,226	209,518
Gross profit (loss)	(41,093)	335,605
Sales and marketing expenses	(129,804)	(209,619)
General and administrative expenses
Accounting and audit	(16,959)	(30,438)
Amortization of intangible assets	(28,916)	(28,916)
Automobile	-	(22,400)
Bad debt	(12,189)	(92,778)
Bank charges and interest	(24,379)	(31,068)
Commissions	-	(35,873)
Depreciation of equipment	(21,451)	(21,574)
Filing fees	(5,160)	-
Foreign exchange loss	(66)	(5,361)
Imputed interest expense - related party	(74,925)	(30,721)
Legal and other professional fees	(24,953)	(2,959)
Office and miscellaneous	(4,134)	(42,933)
Press Releases	(2,342)	-
Rent	(8,599)	(38,181)
Contractors and consultants fees	(66,292)	(137,109)
Salaries and benefits	(381,319)	-
Telephone and bandwidth	(28,183)	(42,778)
Travel	(4,593)	(4,356)
Operating loss	(875,357)	(441,459)

Other income (loss)
Interest income related party	110,952	109,582
Write down of intangible assets	-	(13,719)
Gain on disposal of subsidiary (Note 7)	-	949,577
Net income (loss) for the year	$(764,405)	$603,981
Earning (loss) per share - basic and diluted	$(0.005)	$0.004
Weighted average number of common
shares outstanding - basic and diluted	142,463,870	142,286,640
The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Statements of Cash Flows
Years Ended December 31, 2003 and 2002
(Expressed in U.S. Dollars)
	2003	2002
Cash flows from (used in) operating activities
Net loss for the year	$(764,405)	$603,981
Adjustments to reconcile net loss to net cash
Used in operating activities:
- amortization of intangible assets	28,916	28,916
- bad debt	-	92,778
- depreciation of equipment	21,451	21,574
- gain on sale of subsidiary	-	(949,577)
- imputed interest on related party loan	74,925	30,721
- shares issuance for services	-	34,707
- write down of intangible asset	-	13,719
- forgiveness of debt - related parties	300,000	-
Changes in assets and liabilities:
- accounts receivable	-	76,005
- note receivable related party	(20,952)	(19,582)
- prepaid expenses and deposit	(2,500)	-
- accounts payable and accrued liabilities	64,234	49,543
- player funds on deposit	12,284	36,783
- deferred revenue	(16,040)	(71,842)
	(302,087)	(52,274)
Cash flows from (used in) investing activities
Purchase of intellectual property	-	(158,300)
Cash flows from (used in) financing activities
Increase (decrease) in demand loan	-	14,472
Increase (decrease) in due from director	306,891	(83,502)
Proceeds from investor deposit	-	(10,000)
Proceeds from demand loan - related party	-	443,803
	306,891	364,773
Effect of exchange rate changes on cash and cash equivalents	-	(133,194)
Increase in cash and cash equivalents	4,804	21,005
Cash and cash equivalents, beginning of year	4,253	(16,752)
Cash and cash equivalents, end of year (Note 2(c))	$9,057	$4,253
The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Notes to Consolidated Financial Statements

Years Ended December 31, 2003 and 2002

(Expressed in U.S. dollars)

1.

Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in the name of Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada.  The Company changed its name to CYOP Systems International Incorporated on October 30, 2000.  On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados ("CYOP Barbados"). This transaction was accounted for as a reverse acquisition recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada ("Moshpit"), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director (see Note 8).

The Company, and its subsidiary, is a provider of multimedia transactional technology solutions and services for the entertainment industry.   The Company's range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants.  These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management's plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

In fiscal year 2003, the company had completed a stock split, which five (5) new shares were exchanged for every one (1) old share.  The consolidated financial statements have been restated to reflect the stock split.

2.

Significant Accounting Policies

(a)

Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its subsidiary CYOP Barbados. Significant inter-company accounts and transactions have been eliminated.

(b)

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results may differ from those estimates.

(c)

Cash Equivalents

Cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.  As at December 31, 2003, cash equivalents consist of cash with processors, totalling $3,424 (2002 - $4,179).

(d)

Equipment

Equipment is recorded at historical cost.  Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	100% declining-balance basis
Office furniture and equipment	20% declining-balance basis

(e)

Revenue recognition

The Company derives revenue from providing services on software development and online internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

2.

Significant Accounting Policies (continued)

(f)

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(g)

Advertising and Promotion

The Company expenses advertising and promotion costs as incurred.  Total advertising and promotion costs charged to expenses for the year ended December 31, 2003 amounted to $129,804 (2002 - $209,619).

(h)

Foreign Currency Translations

The Company and CYOP Barbados maintain their accounting records in U.S. dollars.   Foreign currency transactions are translated into their functional currency in the following manner.

At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date.  The resulting foreign exchange gains and losses are included in operations.

(i)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

2.

Significant Accounting Policies (continued)

(j)

Long-Lived Assets Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows that is expected to result from the use of the asset and its eventual disposition.  The amount of the impairment loss to be recorded is calculated by the excess of the asset's carrying value over its fair value.  Fair value is generally determined using a discounted cash flow analysis.

(k)

Intangible Assets

The Company adopted the Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets", which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment.  Intangible assets with a definite life are required to be amortized over its useful life or its estimated useful life.

(l)

Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management's expectations.   The Company places its cash in high credit quality financial institutions.  The Company does not require collateral or other security to support financial instruments subject to credit risk.

2.

Significant Accounting Policies (continued)

(m)

Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board ("FASB") issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

As at December 31, 2003, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

(n)

Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Diluted income (loss) per share is equal to the basic income (loss) per share as the stock options to acquire 25,000 common shares that are outstanding at December 31, 2003 are anti-dilutive.

(o)

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standard No. 130 (SFAS 130), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  The Company is disclosing this information on its Statement of Stockholders' Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

(p)

Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation" and SFAS No. 148 "Accounting for Stock-based Compensation - Transition and Disclosure", an amendment to SFAS No. 123.  SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation.  The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

2.

Significant Accounting Policies (continued)

(q)

New Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51.  This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest.  The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary.  The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003.  The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties.  The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003. The Company does not expect the implementation of SFAS No. 149 to have an impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the implementation of SFAS No. 150 to have a material impact on its consolidated financial statements.

2.

Significant Accounting Policies (continued)

(q)

New Accounting Pronouncements (continued)

In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132(R) did not impact our consolidated financial position or results of operations.

In a December 11, 2003 speech at the American Institute of Certified Public Accountants and Securities and Exchange Commission ("SEC") expressed the opinion that rate-lock commitments represent written put options, and therefore be valued as a liability.  The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after March 15, 2004.  Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC's position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. The Company has not yet determined the impact on the consolidated financial statements of SAB No. 105, which must be implemented for loan commitments entered into on or after April 1, 2004. The Company is currently analyzing the impact of the SEC's position and will, if required, account for its loan origination commitments as prescribed.

3.

Equipment

	December 31, 2003
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,558	$ 11,576	$ 9,982
Computer hardware	96,864	36,441	60,423
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	6,130	3,097
Total	$ 130,737	$ 57,235	$ 73,502

	December 31, 2002
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$ 21,558	$ 9,081	$ 12,477
Computer hardware	60,864	18,259	42,605
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	5,356	3,871
Total		$ 35,784	$ 58,953

For the year ended December 31, 2003, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $21,451 (2002 - $21,574).

4.

Intangible Assets

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director). As at that date $240,000 license fees were billed with $200,000 remained unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in:

(a)

the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

(b)

the Skill-Bingo game software

(c)

the website located at http://www.bigrbingo.com

(d)

the trademark "BiG'rBingo"

(e)

the BiG'rBingo customer deposits

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets".  This statement requires that intangible assets with an indefinite life are not amortized.  Intangible assets with a definite life are amortized over its useful life or estimated of its useful life.  Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occurs or circumstances change that would indicate that the carrying amount may be impaired.  Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets.  The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

4.

Intangible Assets   (continued)

In accordance with SFAS No. 142, the Company wrote down the acquired intellectual property by $13,719 to its fair value in 2002.  The changes in the carrying amount of intellectual property as follows:

	2003	2002

Balance, beginning of year	$115,665	$-

Intangible assets acquired during the period
- intellectual property	-	158,300

Impairment of intangible assets during the period	-	(13,719)

Subtotal	115,665	144,581
Amortization	(28,916)	(28,916)

Balance, end of year	$86,749	$115,665

5.

Loans

(a)

Demand Loans Related Party

	2003	2002

Non-interest bearing and unsecured: - Jack Carley - related to a director and stockholder	$ 44,625	$ 44,625
- Mitch White - a director and stockholder	731,797	427,613
- Gordon Samson - a director	2,707	-
Total	$ 779,129	$ 472,238

(b)

Short-term Loan

	2003	2002
Interest at 10% per annum, on demand:
- RedRuth Ventures	$ 212,725	$212,725

6.

Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010.  The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the "Purchaser") totalling $517,613. As at December 31, 2002 the present value of the promissory note was $1,585,034 after calculating at the discount rate of 7% and accruing interest of 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000.  As at December 31, 2003, the present value of the promissory note was $1,605,986 after calculating at the discount rate of 7% and accruing interest of 5%.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

As there have been only minor revenues for 2002 and 2003 due to the lack of capitalization of the Company, the Promissory Note for $1.8 million ("the note") has been further guaranteed by the demand loan of $731,797 owed to Mitch White (See note 5(a)). This guarantee was executed at December 31, 2003 to ensure the note is further collateralized as no collections have been made as contemplated in the agreements executed December 31, 2001 and filed on Edgar by Form 8-K on April 15, 2002.

6.

Sale and License-back of Computer Software (continued)

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously.  Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain as at December 31, 2001	$2,270,394
Recognized gain in 2002	(71,842)
Deferred gain as at December 31, 2002	$2,198,552
Recognized gain in 2003	(16,040)
Deferred gain as at December 31, 2003	$2,182,512

The deferred gain is amortized in proportion to the licensing fees payable over the term of the agreement.

7.

Gain on Disposal of Subsidiary

During fiscal year 2002, the Company sold its wholly owned subsidiary Moshpit Entertainment Inc. ("Moshpit") to a former stockholder and the sole director of Moshpit for a total consideration of $100.  Upon the disposition of Moshpit, the Company recognized a book gain of $949,577.

8.

Stockholders' Equity (Deficit)

(a)

Issuance of Common Shares

During the fiscal year 2003, the Company issued 600,000 shares of common stock for equipment at $0.06 per share.  The 600,000 shares of common stock were recorded at $36,000 as the fair value of equipment received.

(b)

2003 Consultant Stock Plan

On October 21, 2003, the Board of Directors of the Company approved and adopted "2003 Consultant Stock Plan" ("2003 Plan").  Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to received common shares by consultants (per individual agreement) to a maximum 500,000 shares.  The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

As at December 31, 2003, there were no common stocks issued under the 2003 Plan.

(c)

Stock Option

There was no stock options granted in fiscal year 2003 and 2002.

A summary of the stock option outstanding as at December 31, 2003 is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2003 and 2002	25,000	$1.00

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0 - $1.00	25,000	2.42	$1.00

9.

Income Taxes

As at December 31, 2003 the Company has non-capital losses and undepreciated capital cost of approximately $1,900,000 and $57,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2010.

The tax effect of temporary differences that give rise to the Company's deferred tax assets are as follows:

	2003	2002
Undepreciated capital cost of capital assets over their net book value	$ 20,000	$ 13,000
Estimated tax loss carryforward	650,000	520,000
Less: valuation allowance	(670,000)	(533,000)
	-	-

The valuation allowance reflects the realization of the tax assets is unlikely.

10.

Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a)

In fiscal year 2003, the Company recorded an imputed interest of $74,925 (2002 - $30,721) at an interest rate of 10% per annum on interest-free loan totaling $911,797 from a director and stockholder of the Company.

(b)

In fiscal year 2002, in a settlement with a company with a common director (see note 4), a certain amount of advertising inventory was granted to one of the Company's directors.

(c)

In 2002, $159,209 of ad-serving was provided by a director on account of the company with a common director and was charged as advertising expense to the Company.

(d)

Pursuant to management and consulting agreements effective January 1, 2003, management were to be paid by base fees with certain incentive compensations and bonuses subject to achievement of performance goals and approval by the Compensation Committee.

As of December 31, 2003, consulting and management fees, totaling $300,000, were payable but the management had agreed to forgive the debts without recourse.  No incentive compensations and bonuses were granted and outstanding as of December 31, 2003.

(e)

See Note 5, 6 and 7

11.

Non-Cash Activities

(a)

In 2003, the management of the Company forgave $300,000 of the annual base salaries without recourse.  See Note 10 (c).

(b)

See Note 8 (a)

12.

Subsequent events

(a)

On January 27, 2004, 212,250 common shares were issued under the 2003 Consultant Stock Plan (Note 8(b)) and the closing price was at $0.035 per share.

(b)

Standby Equity Distribution Agreement

The Company signed an agreement in January 2004 to periodically issue and sell to Cornell Capital Partners, LP (" the Investor") shares of common stock for a total purchase price of $5.0 million.

The Company paid the Investor a commitment fee of $240,000 by issuing 7,500,000 shares of common stock (issued). In addition, the Investor will be entitled to retain 4% of each advance under the standby equity distribution agreement.

The investor intends to sell any shares purchased under the standby equity distribution agreement at the then prevailing market price.

In connection with the standby equity distribution agreement, the Company issued in January 2004 to the Investor $125,000 of convertible debentures that are convertible into shares of common stock at a discounted market price.  The convertible debentures are secured by all of Company's assets, interest bearing at 5% per annum and matured two years from the date of issuance.  The Company has the right to redeem the debenture upon 30 days notice for 120% of the amount plus accrued interest.   Upon such redemption, the Company will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that were redeemed.

A registered broker-dealer was engaged to advise the Company in connection with the standby equity distribution agreement. The broker-dealer was paid a fee of $10,000, payable by the issuance of 312,500 shares of Company's common stock (issued) and is not participating as an underwriter in this offering.

13.

Geographic Information

All the Company's operations and fixed assets are located in Canada.

14.

Comparative figures

Certain 2002 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2003.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about CYOP Systems International Incorporated except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

-----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

·

except the common stock offered by this prospectus;

·

in any jurisdiction in which the offer or solicitation is not authorized;

·

in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

·

to any person to whom it is unlawful to make the offer or solicitation; or

·

to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

·

there have been no changes in the affairs of CYOP Systems International Incorporated after the date of this prospectus; or

·

the information contained in this prospectus is correct after the date of this prospectus.

---------------------- PROSPECTUS --------------------- 137,812,500 Shares of Common Stock CYOP SYSTEMS INTERNATIONAL INCORPORATED ______________, 2004

-----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of CYOP to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of CYOP. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CYOP pursuant to the foregoing, or otherwise, CYOP has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. CYOP will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$524
Printing and Engraving Expenses	$2,500
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$35,000
Miscellaneous	$1,976

TOTAL	$50,000

Recent Sales Of Unregistered Securities

Since January 1, 2001, CYOP sold the following securities without registering under the Securities Act of 1933:

In January 2001, CYOP sold 29,700 shares of common stock for total consideration of $29,700 to accredited investors.

In February 2001, CYOP sold 13,000 shares of common stock for total consideration of $18,200 to accredited investors.

In March 2001, CYOP sold 3,000 shares of common stock for total consideration of $3,000 to accredited investors.

In April 2001, CYOP sold 11,300 shares of common stock for total consideration of $11,300 to accredited investors.

In March 2002, CYOP issued 34,707 shares of common stock for services valued at $34,707.

In September 2003, CYOP issued 600,000 shares of common stock for capital equipment valued at $36,000.

In September 2003, CYOP affected a 5-for-1 stock split pursuant to which CYOP issued four additional shares of common stock for each share outstanding as of September 26, 2003.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding CYOP so as to make an informed investment decision. More specifically, CYOP had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in CYOP’s securities.

Exhibits

Exhibit No.	Description	Location
3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
3.2	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 3.2 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
3.3	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 99.3 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2003
3.4	Bylaws	Incorporated by reference to Exhibit 3.3 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
5.1	Opinion re: Legality	Provided herewith
10.1	Share Purchase Agreement between CYOP Systems, Inc. (Vendors), a wholly-owned subsidiary of CYOP, and Steve White (Purchaser) dated as of April 1, 2002	Incorporated by reference to Exhibit 1.1 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on August 20, 2002
10.2	Software Acquisition Agreement between CYOP Systems, Inc. (Vendor), a wholly-owned subsidiary of CYOP, and Mitch White (Purchaser) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.1 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on April 15, 2002
10.3	Marketing Development & Distribution Agreement between CYOP (Marketer) and Mitch White (Vendor) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.2 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on April 15, 2002
10.4	Share Purchase Agreement	Incorporated by reference to Exhibit 10.1 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
10.5	Software License Agreement	Incorporated by reference to Exhibit 10.2 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
10.6	2003 Consultant Stock Plan	Incorporated by reference to Exhibit 4 to CYOP’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2003
10.7	Management Agreement dated as of January 2003 between CYOP and Mitch White	Incorporated by reference to Exhibit 10.7 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004

Exhibit No.	Description	Location
10.8	Management Agreement dated as of January 2003 between CYOP and Gordon Samson	Incorporated by reference to Exhibit 10.8 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.9	Management Agreement dated as of January 2003 between CYOP and Patrick Smyth	Incorporated by reference to Exhibit 10.9 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.10	Standby Equity Distribution Agreement dated as of January 2004 between CYOP and Cornell Capital Partners, L.P.	Incorporated by reference to Exhibit 10.10 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.11	Placement Agent Agreement dated as of January 2004 between CYOP and Newbridge Securities Corporation	Incorporated by reference to Exhibit 10.11 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.12	Registration Rights Agreement dated as of January 2004 between CYOP and Cornell Capital Partners, L.P.	Incorporated by reference to Exhibit 10.12 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.13	Securities Purchase Agreement dated as of January 2004 between CYOP and Cornell Capital Partners, L.P.	Incorporated by reference to Exhibit 10.13 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.14	Secured Debenture dated as of January 2004	Incorporated by reference to Exhibit 10.14 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.15	Security Agreement dated as of January 2004 between CYOP and Cornell Capital Partners, L.P.	Incorporated by reference to Exhibit 10.15 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.16	Escrow Agreement dated as of January 2004 between CYOP and Cornell Capital Partners, L.P.	Incorporated by reference to Exhibit 10.16 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.17	Registration Rights Agreement dated as of January 2004 between CYOP and Cornell Capital Partners, L.P.	Incorporated by reference to Exhibit 10.17 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.18	Escrow Agreement dated as of January 2004 between CYOP and Cornell Capital Partners, L.P.	Incorporated by reference to Exhibit 10.18 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.19	Irrevocable Transfer Agent Instructions	Incorporated by reference to Exhibit 10.19 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.20	Form of Warrant	Incorporated by reference to Exhibit 10.20 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
21.1	Subsidiaries of Company	Incorporated by reference to Exhibit 21.1 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001

Exhibit No.	Description	Location
23.1	Consent of Independent Public Accountants	Provided herewith
23.2	Consent of Legal Counsel	Incorporated by reference in Exhibit 5.1 of this filing

Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)

Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

Include any additional or changed material information on the plan of distribution;

(2)

That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on August 11, 2004.

CYOP SYSTEMS INTERNATIONAL INCORPORATED

By: /s/ Mitch White
Name: Mitch White
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Mitch White		August 11, 2004
Mitch White	Chief Executive Officer (Principal Executive
Officer) and Chairman of the Board of Directors

/s/ Gordon A. Samson	Chief Financial Officer (Principal Financial	August 11, 2004
Gordon A. Samson	Officer) and Director

/s/ Norman MacKinnon	Director	August 11, 2004
Norman MacKinnon

EXHIBIT 5.1

LEGAL OPINION OF BURTON, BARTLETT & GLOGOVAC

5.1-1